SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Check the appropriate box:
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[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

GREAT PLAINS ENERGY INCORPORATED
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(Name of Registrant as Specified In Its Charter)

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GREAT PLAINS ENERGY INCORPORATED
1201 WALNUT STREET
KANSAS CITY, MISSOURI 64106

March 26, 2008

Dear Shareholder:

We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 6, 2008, at the Nelson-Atkins Museum of Art, 4525 Oak Street, Kansas City, Missouri 64111. The Nelson-Atkins Museum of Art is accessible to all shareholders. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106, no later than Friday, April 25, 2008.

At this meeting, you will be asked to:

1.	Elect ten directors; and
2.	Ratify the appointment of independent auditors for 2008.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.

We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

Michael J. Chesser
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2008.

This proxy statement and our 2007 Annual Report are available at www.proxyvote.com.

GREAT PLAINS ENERGY

Main
39th St.
43rd St.
Nelson-Atkins
Museum of Art
47th St.
Oak St.
Rockhill Rd.
N
W
E
S

Complimentary parking is available in the underground parking garage, located off Oak Street.

Construction at the Nelson-Atkins Museum of Art is now complete, and shareholders should access the facility through the glass doors of the Bloch building via the underground parking garage. Registration is located to the right and up the ramp.

ii

iii

GREAT PLAINS ENERGY INCORPORATED
1201 Walnut Street
Kansas City, Missouri 64106

__________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 6, 2008
Time:	10:00 a.m. (Central Daylight Time)
Place:	The Nelson-Atkins Museum of Art
4525 Oak Street
Kansas City, Missouri 64111

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed, beginning March 26, 2008, to owners of our common stock for the solicitation of proxies by our Board of Directors (“Board”) for the 2008 Annual Meeting of Shareholders (“Annual Meeting”). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

In this proxy statement, we refer to Great Plains Energy Incorporated as “we,” “us,” “Company,” or “Great Plains Energy,” unless the context clearly indicates otherwise.

ABOUT THE MEETING

Why did you provide me this proxy statement?

We provided you this proxy statement because you are a holder of our common stock and our Board of Directors is soliciting your proxy to vote at the Annual Meeting. As permitted by rules recently adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to this proxy statement and our 2007 annual report to our beneficial shareholders electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review all of the important information contained in the proxy statement and 2007 annual report. The Notice also instructs you how to submit your vote over the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. In the future, we may elect to expand electronic delivery and provide all shareholders a Notice of Electronic Availability of Proxy Materials in lieu of incurring the expense of printing and delivering hard copies of the materials to everyone.

For information on how to receive electronic delivery of annual shareholder reports, proxy statements and proxy cards, please see “Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?” below.

What will be voted on?

At the annual meeting, you will be voting on:

  The election of ten directors to our Board; and
  The ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) to be our independent registered public accounting firm in 2008.

How do you recommend that I vote on these matters?

The Board of Directors recommends that you vote FOR each of the people nominated to be directors, and FOR the ratification of the appointment of Deloitte & Touche.

Who is entitled to vote on these matters?

You are entitled to vote if you owned our common stock as of the close of business on February 27, 2008. On that day, approximately 86,284,103 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding, and will not be voted or considered present at the Annual Meeting.

Is cumulative voting allowed?

Cumulative voting is allowed with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the ten directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees.

How many votes are needed to elect directors?

The ten director nominees receiving the highest number of FOR votes will be elected. This is called “plurality voting.” Withholding authority to vote for some or all of the director nominees, or not returning your proxy card, will have no effect on the election of directors.

How many votes are needed to ratify the appointment of Deloitte & Touche?

Ratification requires the affirmative vote of the majority of shares voting at the Annual Meeting. Absentee and broker non-votes will have the effect of negative votes. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment.

How can I submit a proposal to be included in next year’s proxy statement?

Shareholders wishing to have a proposal included in the proxy statement for the Annual Meeting in 2009 must submit a written proposal to the Corporate Secretary by November 19, 2008. SEC rules set certain standards for shareholder proposals to be included in a proxy statement, including that each shareholder may submit no more than one proposal for a shareholder meeting.

To be eligible to bring a proposal for inclusion in the proxy statement, you:

  must have continuously held at least $2,000 in market value or 1% of our common stock for at least one (1) year as of the date the proposal is submitted to us; and
  intend to continue ownership of the shares through the date of the Annual Meeting.

To be in proper written form, your proposal must include:

  a brief description (no more than 500 words in length) of the business to be brought before the shareholder meeting and the reasons for conducting the business at the shareholder meeting;
  your name and record address;
  the class or series and number of shares of our stock that you own beneficially or of record, including proof of ownership and length of ownership by written statement from the record holder of the securities or a copy of the proof of ownership filed with the SEC, and a written statement of your intent to continue ownership of the shares through the date of the Annual Shareholders Meeting;
  a description of all arrangements or understandings between you and any other person or persons (including their names) in connection with your proposal, and any material interest of yours in such proposal; and
  your representation that you intend to appear in person or by a qualified representative at the Annual Meeting to bring such business before the meeting.

Can I bring up matters at the Annual Meeting or other shareholder meeting, other than through the proxy statement?

If you intend to bring up a matter at a shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, the shareholder's notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of the mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.

May I ask questions at the Annual Meeting?

Yes. We expect that all of our directors, senior management, and representatives of Deloitte & Touche will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.

How can I propose someone to be a nominee for election to the Board?

The Governance Committee of the Board will consider candidates for director suggested by shareholders, using the process described in the section below titled “Director Nominating Process.”

Our By-laws require shareholders wishing to make a director nomination to give notice not less than 60 days, nor more than 90 days prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.

For your director nominee election to be in proper written form, your notice to the Corporate Secretary must include your:

  name and shareholder record; and
  class or series of our stock and number of shares you own beneficially or of record;

and your nominee's:

  name, age, business address and residence address;
  principal occupation or employment;
  class or series of our stock and number of shares owned beneficially or of record; and
  written consent to serve as a director, if elected.

The notice must also provide:

  a description of all arrangements or understandings between you and the nominee;
  a representation that you intend to appear in person or by a qualified representative at the shareholder meeting to nominate the nominee; and
  any other information relating to you and your nominee that is required to be reported in a proxy statement or other filings as required by SEC rules.

No person shall be eligible for election as a director unless nominated according to procedures in Great Plains Energy’s By-laws as described above. You may request a copy of the By-laws by contacting the Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106.

Who is allowed to attend the Annual Meeting?

If you own our shares, you and a guest are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our shareholder list. If you own shares in a brokerage account in the name of your broker or bank (“street name”), you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you may not be admitted to the meeting.

If your shares are registered in the name of a broker or nominee, you and a guest are also welcome to attend the Annual Meeting. If you would like to vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. If your shares are held in a street name, you must contact your broker or nominee to revoke your proxy.

ABOUT PROXIES

How can I vote at the Annual Meeting?

You can vote your shares either by casting a ballot during the Annual Meeting, or by proxy.

Are you soliciting proxies for the Annual Meeting?

Yes, our Board is soliciting proxies. We will pay the costs of this solicitation. In addition to the use of the mails, proxies may be solicited in person, by telephone, facsimile or other electronic means by our directors, officers, and employees without additional compensation.

Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, has been retained by us to assist in the solicitation, by phone, of votes for the fee of $6,500, plus reimbursement of out-of-pocket expenses. We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.

How do I vote by proxy before the Annual Meeting?

If you are a registered shareholder, we have furnished to you the proxy materials, including the proxy card. You may also view the proxy materials electronically at the www.proxyvote.com website.

Registered shareholders may vote their shares by mail, telephone or internet. To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or internet, 24 hours a day, 7 days a week, refer to your proxy card for voting instructions.

If your shares are registered in the name of your broker or other nominee, you should vote your shares using the method directed by that broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible street name shareholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in Broadridge’s program.

Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP”) account and Employee Savings Plus Plan as of the close of business on February 27, 2008.

Can I change my mind after I submit a proxy?

You may revoke your proxy at any time before the close of voting by:

  written notice to the Corporate Secretary;

  submission of a proxy bearing a later date; or
  casting a ballot at the Annual Meeting.

I have Company shares registered in my name, and also have shares in a brokerage account. How do I vote these shares?

Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your bank or broker will send you directions on how to vote those shares.

Will my shares held in street name be voted if I don’t provide a proxy?

These shares might be voted even if you do not provide voting instructions to the broker. The current New York Stock Exchange (“NYSE”) rules allow brokers to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The election of our directors and the ratification of the appointment of Deloitte & Touche are considered “routine” matters, assuming that no contest arises on these matters.

Is my vote confidential?

We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

ABOUT HOUSEHOLDING

Are you “householding” for your shareholders with the same address?

Yes. Shareholders that share the same last name and household mailing address with multiple accounts will receive a single copy of shareholder documents (annual report, proxy statement, prospectus or other information statement) unless we are instructed otherwise. Each registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate shareholder documents may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact your bank or broker regarding combined mailings.

Great Plains Energy Incorporated
Shareholder Relations
1201 Walnut Street
Kansas City, Missouri 64106
1-800-245-5275

Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?

Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via e-mail or the internet. To sign up for electronic delivery, please either select the box that corresponds with the “Materials Election” section of the proxy card before mailing in your proxy card, or follow the instructions on the proxy card to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS
Item 1 on Proxy Card

The ten nominees presented have been recommended to the independent directors of the Board by the Governance Committee to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Mr. William K. Hall, one of our current directors, announced on March 18, 2008, that he would not stand for re-election. No director nominee for Mr. Hall’s position is being proposed at this meeting. All of the directors elected in 2007, with the exception of Mr. Hall, are listed below as nominees. Each nominee has consented to stand for election, and the Board does not anticipate any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for more than ten persons.

Nominees for Directors

The following persons are nominees for election to our Board:

David L. Bodde	Luis A. Jimenez
Michael J. Chesser	James A. Mitchell
William H. Downey	William C. Nelson
Mark A. Ernst	Linda H. Talbott
Randall C. Ferguson, Jr.	Robert H. West

The Board of Directors recommends a vote FOR each of the ten listed nominees.

Director and Director Nominee Information

David L. Bodde	Director since 1994

Dr. Bodde, 65, is the Senior Fellow and Professor, Arthur M. Spiro Institute for Entrepreneurial Leadership at Clemson University (since 2004). He previously held the Charles N. Kimball Chair in Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He also serves on the board of The Commerce Funds. Dr. Bodde served as a member of the Executive, Audit and Governance Committees during 2007.

Michael J. Chesser	Director since 2003

Mr. Chesser, 59, is Chairman of the Board and Chief Executive Officer - Great Plains Energy and Chairman of the Board - Kansas City Power & Light (“KCP&L”) (since October 2003). Previously he served as Chief Executive Officer of United Water (2002-2003); and President and Chief Executive Officer of GPU Energy (2000-2002). Mr. Chesser served as a member of the Executive Committee in 2007.

William H. Downey	Director since 2003

Mr. Downey, 63, is President and Chief Operating Officer - Great Plains Energy and President and Chief Executive Officer - KCP&L (since October 2003). Mr. Downey joined the Company in 2000 as Executive Vice President - Kansas City Power & Light Company and President - KCP&L Delivery. Mr. Downey also serves on the boards of Grubb & Ellis Realty Advisors, Inc. and Enterprise Financial Services Corp.

Mark A. Ernst	Director since 2000

Mr. Ernst, 49, is President of Bellevue Capital, LLC, a private investment firm. He was formerly Chairman of the Board, President, and Chief Executive Officer of H&R Block, Inc., a global provider of tax preparation, investment, and accounting services (2001-2007). Mr. Ernst served on the Executive, Audit, and Compensation and Development Committees during 2007.

Randall C. Ferguson, Jr.	Director since 2002

Mr. Ferguson, 56, was the Senior Partner for Business Development for Tshibanda & Associates, LLC (2005-2007), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. Previously he served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005) and is the retired Senior Location Executive (1998-2003) for the IBM Kansas City Region. Mr. Ferguson served on the Audit and Governance Committees during 2007.

William K. Hall	Director since 2000

Dr. Hall, 64, is Chairman (since 2000) of Procyon Technologies, Inc., a holding company with investments in the aerospace and defense industries. He also served as Chief Executive Officer (2000-2003) of the company. Dr. Hall also serves on the boards of Actuant Corporation, A. M. Castle & Co., Stericycle, Inc., and W. W. Grainger, Inc. Dr. Hall served on the Audit and Governance Committees during 2007.

Luis A. Jimenez	Director since 2001

Mr. Jimenez, 63, is Senior Vice President and Chief Industry Policy Officer (since 2007) of Pitney Bowes Inc., a global provider of integrated mail and document management solutions. Previously, he was Senior Vice President and Chief Strategy Officer (2001-2007). Mr. Jimenez served on the Governance and Compensation and Development Committees during 2007.

James A. Mitchell	Director since 2002

Mr. Mitchell, 66, is the Executive Fellow-Leadership of the Center for Ethical Business Cultures (since 1999), a not-for-profit organization assisting business leaders in creating ethical and profitable cultures and is a Director for Capella Education Company. Mr. Mitchell served on the Compensation and Development and Governance Committees during 2007.

William C. Nelson	Director since 2000

Mr. Nelson, 70, is Chairman (since 2001) of George K. Baum Asset Management, a provider of investment management services to individuals, foundations, and institutions. He also serves on the board of DST Systems. Mr. Nelson served on the Executive, Audit, and Compensation and Development Committees during 2007.

Linda H. Talbott	Director since 1983

Dr. Talbott, 67, is President and CEO of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations, and nonprofit organizations. She is also Chairman of the Center for Philanthropic Leadership. Dr. Talbott served as the Advising Director for Corporate Social Responsibility and on the Governance and Compensation and Development Committees during 2007.

Robert H. West	Director since 1980

Mr. West, 69, retired in July 1999 as Chairman of the Board of Butler Manufacturing Company, a supplier of non-residential building systems, specialty components and construction services. He also serves on the boards of Burlington Northern Santa Fe Corporation and Commerce Bancshares, Inc. Mr. West served as the Lead Independent Director of the Board and as a member of the Audit, Executive, and Compensation and Development Committees during 2007.

Director Nominating Process

The Governance Committee identifies and recommends to the independent directors of the Board the nominees for the election of directors at the shareholder meeting. At its discretion, the Governance Committee may pay a fee to third party consultants and experts to help identify and evaluate potential new nominees for director.

In accordance with the Corporate Governance Guidelines, the Governance Committee takes into account a number of factors when considering director candidates. Director nominees are selected based on their practical wisdom, mature judgment and diversity of backgrounds and business experience. Nominees should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. The Governance Committee may also consider in its assessment the Board’s diversity in its broadest sense, reflecting geography, age, gender, and ethnicity, as well as other appropriate factors.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Item 2 on Proxy Card

Deloitte & Touche has acted as our independent registered public accounting firm since 2002, and has been appointed by the Audit Committee to audit and certify our financial statements for 2008, subject to ratification by the shareholders of the Company.

Representatives from Deloitte & Touche are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte & Touche is not ratified, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors recommends a vote FOR ratification.

AUDIT COMMITTEE REPORT

The Audit Committee comprises six independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee’s activities in 2007 included the following:

  reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management and the independent auditors;
  discussed with Deloitte & Touche, the Company’s independent auditors for the year ended December 31, 2007, the matters required to be discussed by SEC regulations and by Statement on Auditing Standards No. 61, as amended, as adopted in Rule 3200T of the Public Company Accounting Oversight Board (the “PCAOB”);
  received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1,

Independence Discussions with Audit Committees), as adopted by Rule 3600T of the PCAOB, and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries; and
  considered whether the non-audit services in the categories below were compatible with maintaining Deloitte & Touche’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Fees paid to Deloitte & Touche

The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2007 and 2006, and for other services rendered during 2007 and 2006 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2007	2006
Audit Fees	$2,294,695	$1,905,708
Audit-Related Fees	100,213	63,635
Tax Fees	43,349	31,137
All Other Fees	4,500	4,500
Total Fees:	$2,442,757	$2,004,980

Audit Fees: Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit of and reports on the effectiveness of internal control over financial reporting and on management’s assessment of the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

Audit-Related Fees: Consist of fees billed to the Company for benefit plan audits and for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries, and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards and, in 2007, the proposed acquisition of Aquila, Inc.

Tax Fees: Consist of fees billed to the Company for benefit plan tax services and for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.

All Other Fees: Consist of fees for all other services other than those reported above. Those services in 2007 and 2006 included accounting research tool subscriptions.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firms

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firms to the Company and its subsidiaries. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted for the Company and its subsidiaries policies and procedures for the pre-approval of services provided by the independent auditor. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to aggregate fee levels established by the Audit Committee. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve other audit and permissible non-audit services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Audit Committee receives quarterly reports regarding the pre-approved services performed by the independent registered public accounting firms. The Chairman of the Audit Committee may between meetings pre-approve audit and non-audit services provided by the independent registered public accounting firms, and report such pre-approval at the next Audit Committee meeting.

Audit Committee

Mark A. Ernst, Chair
David L. Bodde
Randall C. Ferguson, Jr.
William K. Hall
William C. Nelson
Robert H. West

CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our Board, in accordance with Missouri General and Business Corporation Law and our Articles of Incorporation and By-laws. Although directors are not involved in the day-to-day operating details, they are kept informed of our business through written reports and documents regularly provided to them. In addition, directors receive operating, financial and other reports by the Chairman and other officers at Board and committee meetings.

Board Attendance at Annual Meeting. The directors are expected to attend the Annual Meetings. In 2007, all directors were present at the Annual Meeting.

Meetings of the Board. The Board held thirteen meetings in 2007. Each of our directors attended at least 80% of the aggregate number of meetings of the Board and committees to which he or she was assigned. The independent members of the Board annually elect a Lead Independent Director. Mr. West was the Lead Independent Director in 2007, and continues in that role in 2008. Mr. West, as Lead Independent Director, presides over regularly scheduled executive sessions of the non-management members of the Board, among other duties set out in our corporate governance guidelines.

Committees of the Board. The Board's four standing committees are described below. Directors’ committee memberships are included in their biographical information beginning on page 7.

Executive Committee – exercises the full power and authority of the Board to the extent permitted by Missouri law. The Committee generally meets when action is necessary between scheduled Board meetings. The Committee’s members are Messrs. Chesser (Chairman), Ernst, Nelson, and West, and Dr. Bodde.

The Committee did not meet in 2007.

Audit Committee – oversees the auditing, accounting and financial reporting of Great Plains Energy including:

  monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;
  having direct responsibility for the appointment, compensation, retention, termination, terms of engagement, evaluation and oversight of the work of the Company’s independent auditors;
  reviewing and discussing significant audit services department findings and recommendations and management’s responses; and
  providing an avenue of communication among the independent auditors, management, internal auditing department and the Board.

The Committee’s members are Messrs. Ernst (Chairman), Ferguson, Nelson, and West, and Drs. Bodde and Hall. All members of the Audit Committee are “independent,” as defined for audit committee members by the NYSE listing standards. The Board identified Messrs. Ernst, Nelson, and West, and Dr. Hall as independent “audit committee financial experts” as that term is defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

The Committee held six meetings in 2007.

Compensation and Development Committee – reviews and assists the Board in overseeing compensation and development matters including:

  aligning the interests of directors and executives with the interests of shareholders;
  motivating performance to achieve the Company's business objectives;
  developing existing and emerging executive talent within the Company;
  administering Great Plains Energy’s incentive plans for senior officers; and
  recommending compensation to be paid to Board members.

The Committee’s members are Messrs. Nelson (Chairman), Ernst, Jimenez, Mitchell and West, and Dr. Talbott. The Committee held five meetings in 2007.

The processes and procedures for considering and determining executive compensation, including the Committee’s authority and role in the process, its delegation of authority to others, and the roles of our executive officers and third-party executive compensation consultants in making the decisions or recommendations, are described in the “Compensation Discussion and Analysis” section below.

Governance Committee – reviews and assists the Board with all corporate governance matters including:

  identifying and recommending nominees qualified to become board members;
  monitoring the effectiveness of the Company and its subsidiaries in meeting overall objectives and goals of the organization;
  developing, recommending and monitoring a set of appropriate corporate governance principles applicable to Great Plains Energy and its subsidiaries; and
  monitoring the effectiveness of the Company’s social responsibility program.

The Committee’s members are Drs. Bodde (Chairman), Hall, and Talbott, and Messrs. Jimenez and Mitchell. The Committee held five meetings in 2007.

Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct. The Board has adopted written corporate governance guidelines, charters for the Audit, Compensation and Development, and Governance Committees, and a Code of Ethical Business Conduct. These documents are available on the Company’s website at www.greatplainsenergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1201 Walnut Street, Kansas City, Missouri 64106.

DIRECTOR INDEPENDENCE

Our stock is listed on the NYSE, and our board uses the NYSE director and board committee independence definitions in determining whether our directors and committee members are independent. In addition, there are SEC independence requirements for the members of our Audit Committee.

The NYSE director independence definitions provide that directors cannot be independent if they do not meet certain objective standards, or if the Board determines that the director has a material relationship with the Company. The Board has determined that the following current directors (who are also nominees for directors at our Annual Meeting) are “independent” under the NYSE definitions:

David L. Bodde	William K. Hall	William C. Nelson
Mark A. Ernst	Luis A. Jimenez	Linda H. Talbott
Randall C. Ferguson, Jr.	James A. Mitchell	Robert H. West

Only these independent directors are members of our Audit, Compensation and Development, and Governance Committees. All members of our Audit Committee also meet the additional NYSE and SEC independence requirements. Messrs. Chesser and Downey are not “independent” under the NYSE definitions, because they are also officers of the Company.

The Board considered all relationships between the Company, on the one hand, and the directors and their immediate families, on the other hand, as required by the NYSE definition. The following relationships were considered by the Board, and determined not to impair the independence of the directors.

Name	Relationships
David L. Bodde	Consultant to a Company supplier; trustee of a mutual fund family associated with a bank providing banking services to Company.

Mark A. Ernst

Director of charitable, civic, and educational organizations to which the Company contributes, pays dues or fees, or has officers serving as directors; related to an employee of a company that is a supplier to the Company and a Strategic Energy electric customer;

Name	Relationships
Randall C. Ferguson, Jr.

Director of charitable, civic and educational organizations to which the Company contributes, pays dues or fees, or has officers serving as directors; related to an employee of a supplier to the Company; related to two employees of companies providing financial services to the Company.

William K. Hall	Advisor to an educational organization to which the Company contributes; director of a supplier to the Company.

Luis A. Jimenez	Officer of a supplier to the Company.

William C. Nelson	Director of charitable, civic and educational organizations to which the Company contributes, pays dues or fees, or has officers serving as directors; director of a supplier to the Company.

Linda H. Talbott	Advisor to charitable or civic organizations to which the Company contributes, pays dues or fees.

Robert H. West	Director of suppliers to the Company; director of a bank providing banking services to the Company; director of an educational organization to which the Company contributes.

In addition to those matters, the Board considered the fact that our regulated electric utility subsidiary provides retail electric service to the directors, their immediate family members, and employers who are in our regulated utility’s service territory.

Related Party Transactions

Our written Code of Ethical Business Conduct applies to our directors, officers and employees. It deals with conflicts of interest, among other things. The Code prohibits any conduct or activities that are inconsistent with the Company’s best interests, or that disrupt or impair the Company’s relationship with any person or entity which the Company has, or proposes to enter into, a business or contractual relationship. The Code also requires directors and officers to report their conflict of interest concerns to the Audit Committee. Waivers of the Code’s requirements for officers and directors can be given only by our Board or a Board Committee. No waivers have been granted.

The Governance Committee adopted written policies and procedures regarding evaluation and approval of transactions between the Company and related parties that are required to be disclosed under Section 404(a) of Regulation S-K. As used in the policies, a “related party” includes directors and officers of the Company, immediate family members of the directors and officers, any person who holds more than 5% of our voting stock, any entity that is owned or controlled by someone listed above, and any entity in which someone listed above is a director, officer, employee or a substantial shareholder. A “transaction” is defined as any transaction with the Company, including, but not limited to sales or purchases of property or services, leases of property, loans, guaranties, financial arrangements or relationships. Proposed transactions that may be required to be disclosed pursuant to Item 404(a) of Regulation S-K are required to be forwarded to legal counsel and, if counsel determines that the matter constitutes a probable conflict of interest or a disclosable related party transaction, the matter will be referred to the Governance Committee for review and approval before the transaction is entered into.

In addition to these policies and procedures, our directors and officers are required each year to respond to a detailed questionnaire. The questionnaire requires each director and officer to identify every non-Company organization of any type of which they or their immediate family are a director, partner, member, trustee, officer, employee, representative, consultant or significant shareholder. The questionnaire also requires disclosure of any transaction, relationship or arrangement with the Company. The information obtained from the questionnaires is then evaluated and compared against Company records to determine the nature and amount of any transactions or relationships. The results are provided to the Governance Committee and Board for their use in determining director independence and related party disclosure obligations. There were no transactions in 2007 required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation and Development Committee is or was an officer or employee of Great Plains Energy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Development Committee was also an executive officer.

BOARD POLICIES REGARDING COMMUNICATIONS

The Company has a process for communicating with the Board. Communications from interested parties to the non-management members of the Board can be directed to:

Dr. David L. Bodde
Chairman, Governance Committee
Great Plains Energy Incorporated
1201 Walnut Street
Kansas City, MO 64106

Attn: Barbara B. Curry, Corporate Secretary

Communications are forwarded to the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

The following table shows beneficial ownership of Company common stock by the directors, the named executive officers (“NEOs”), and all executive officers of the Company as of March 1, 2008. The total of all shares owned by directors and executive officers represents less than 1% of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than 5% of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

			Vested Stock
			Options and			Share
		Shares Held	Options that			Equivalents to
	Beneficially	in Company	Vest Within	Total Shares		be Settled in	Total Share
Name	Owned Shares	Plans (1)	60 Days	Held		Stock (2)	Interest
(a)	(#) (b)	(#) (c)	(#) (d)	(#) (e)		(#) (f)	(#) (g)
Named Executive Officers
Michael J. Chesser	32,185	104,077	-	136,262		-	136,262
William H. Downey	52,708	58,834	45,249	156,791		-	156,791
Terry Bassham	-	41,813	-	41,813		-	41,813
Shahid Malik	18,030	6,243	-	24,273		-	24,273
John R. Marshall	6,703	56,005	-	62,708		-	62,708
Non-Management Directors
David L. Bodde	13,853	-	-	13,853	(3)	1,767	15,620
Mark A. Ernst	13,324	-	-	13,324		-	13,324
Randall C. Ferguson, Jr.	6,278	-	-	6,278		1,767	8,045
William K. Hall	17,190	-	-	17,190		-	17,190
Luis A. Jimenez	10,238	-	-	10,238		-	10,238
James A. Mitchell	9,745	-	-	9,745		-	9,745
William C. Nelson	9,699	-	-	9,699	(4)	-	9,699
Linda H. Talbott	13,628	-	-	13,628		1,767	15,395
Robert H. West	10,143	-	-	10,143	(5)	1,767	11,910

All Great Plains Energy Directors and Executive Officers as a Group (17 persons)							533,013

(1)	The shares listed include restricted shares and shares held in the 401(k) plan.
(2)	The shares listed are director deferred share units through our Long-Term Incentive Plan which will be settled in stock on a 1-for-1 basis upon the first January 31st following the last day of service on the Board.
(3)	The nominee disclaims beneficial ownership of 1,000 shares reported and held by nominee's mother.
(4)	The nominee disclaims beneficial ownership of 62 shares reported and held by nominee’s wife.
(5)	The nominee disclaims beneficial ownership of 1,000 shares reported and held by nominee’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of holdings and transactions in our common stock with the SEC. Based upon our records, we believe that all required reports for 2007 have been timely filed.

DIRECTOR COMPENSATION

We compensate our non-employee directors as summarized below. Messers. Chesser and Downey are officers of the Company, and do not receive compensation for their service on the Board. We paid non-employee directors an annual retainer of $85,000 in 2007 ($50,000 of which was used to acquire shares of common stock through our DRIP). Our Lead Independent Director received an additional annual retainer of $20,000, and the chairs of the Board’s Audit, Compensation and Development, and Governance Committees received an additional annual retainer of $10,000, $5,000 and $5,000, respectively. Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended were also paid in 2007. Directors may defer the receipt of all or part of the cash retainers and meeting fees. Starting in

2008, directors will receive the equity portion of the annual retainer through our Long-Term Incentive Plan (“LTIP”). Under the LTIP, directors may elect to receive the stock currently, or may elect to defer receipt of all or part of the stock.

We offer life and medical insurance coverage for the current non-employee directors and their families. We do not expect to offer this coverage to new non-employee directors. The aggregate premium paid by us for this coverage in 2007 was $33,146. We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings, including the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting in 2007. We also match on a two-for-one basis up to $5,000 per year (which would result in up to a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in KCP&L’s generation and service communities.

The following table outlines all compensation paid to our non-employee directors in 2007. We have omitted the columns titled “Stock awards,” “Option awards,” and “Non-equity incentive plan compensation,” because our non-employee directors did not receive any in 2007.

DIRECTOR COMPENSATION

		Change in Pension Value
		and Nonqualified
	Fees Earned or	Deferred Compensation	All other
	Paid in Cash (1)	Earnings (2)	Compensation (3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(f)	(g)	(h)
Dr. Bodde	113,000	26,963	-	139,963
Mr. Ernst	119,000	9,805	10,102	138,907
Mr. Ferguson, Jr.	108,000	-	22,696	130,696
Dr. Hall	111,000	-	-	111,000
Mr. Jimenez	106,000	160	-	106,160
Mr. Mitchell	108,000	-	-	108,000
Mr. Nelson	112,000	-	10,371	122,371
Dr. Talbott	107,000	3,184	18,519	128,703
Mr. West	131,000	21,184	18,854	171,038

(1)	The amounts shown include retainers of $85,000, attendance fees of $1,000 for each Board and Committee meeting attended, and additional retainers for Mr. West ($20,000), as lead director, Dr. Bodde ($5,000), and Messrs. Ernst ($10,000) and Nelson ($5,000) as committee chairs.
(2)	The amounts shown represent the above-market earnings during 2007 on nonqualified deferred compensation.
(3)	The amounts shown consist of matched charitable contributions, spouse travel expenses to one Board meeting, and premiums for life insurance and health insurance. As permitted by SEC rules, we excluded from the table perquisites and personal benefits for any director where the total value was less than $10,000.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information and a comprehensive analysis of the compensation awarded to, earned by, or paid to the following NEOs:

  Michael J. Chesser, Chairman of the Board and Chief Executive Officer of Great Plains Energy and Chairman of the Board of Kansas City Power & Light Company (KCP&L);

  William H. Downey, President and Chief Operating Officer of Great Plains Energy and President and Chief Executive Officer of KCP&L;
  Terry Bassham, Executive Vice President – Finance and Strategic Development and Chief Financial Officer of Great Plains Energy and Chief Financial Officer of KCP&L;
  Shahid Malik, Executive Vice President of Great Plains Energy and President and Chief Executive Officer of Strategic Energy; and
  John R. Marshall, Senior Vice President – Delivery, KCP&L.

Great Plains Energy is currently organized around two core businesses: KCP&L, a regulated provider of electricity in the Midwest, and Strategic Energy, L.L.C., a competitive electricity supplier. A small services organization provides common support functions across both businesses. Given the significant differences in the scope and nature of responsibilities, as well as differences in market levels of compensation, there are generally significant differences in compensation among the NEOs.

Governance of the Company’s Compensation Program

The Committee is made up of six non-employee directors, each of whom is independent under the applicable standards of the NYSE. They are:

William C. Nelson (Chairman) Mark A. Ernst Luis A. Jimenez	James A. Mitchell Linda H. Talbott Robert H. West

The Committee sets the executive compensation structure and administers the policies and plans that govern compensation for the NEOs and other executive officers. The Committee’s charter has been approved by our Board and decisions by the Committee are reviewed with, and approved by, the full Board. A copy of the charter can be found on the Company’s website at www.greatplainsenergy.com.

Role of Executive Officers

Each year, Mr. Chesser submits to the Committee a performance evaluation and compensation recommendation for each of the NEOs, other than himself. The performance evaluation is based on factors such as achievement of individual, departmental, and Company results, as well as an assessment of leadership accomplishments. The Committee reviews these recommendations and makes final recommendations for Board approval. Annual performance metrics and goals are also developed through a process in which management, including the CEO, develops preliminary recommendations that the Committee considers in the development of final recommendations for Board approval.

While Mr. Chesser routinely attends meetings of the Committee, he is not a member and does not vote on Committee matters. Only members of the Committee may call Committee meetings. In addition, there are certain portions of Committee meetings when he is not present, such as when the Committee is in closed executive session or discusses his performance or individual compensation. Mr. Chesser’s compensation levels and performance goals are recommended by the Committee for approval by the Board. The Senior Vice President - Corporate Services and Corporate Secretary and the external executive compensation consultant were consulted in this process in 2007, as described in the next section.

As established by the Committee, Messrs. Chesser and Downey may grant awards of restricted stock under the Company’s LTIP to non-executive employees. Actions taken by those individuals are reported back to the Board and Committee.

Role of Compensation Consultant

The Committee retains Mercer as its third-party compensation consultant. Mercer was selected by the Committee several years ago following presentations from other consulting firms and based on their overall capabilities in the area of executive compensation. Mr. Michael Halloran is the Company’s lead consultant who works with the Committee. Mr. Halloran is a Worldwide Partner at Mercer and has more than 25 years of experience in executive compensation.

On a periodic basis, Mercer provides the Committee with a comprehensive review of the Company’s executive compensation programs, including plan design, all executive benefit programs, and a review of pay positioning versus performance to evaluate the magnitude of pay versus performance. On an annual basis, Mercer performs a competitive review and analysis of base salary and variable components of pay, relative to survey market data and the Company’s identified peer group. The consultant recommends to the Committee the peer group which might be used; the structure of plans; the market data which should be used as the basis of comparison for base salaries and incentive targets; and conducts comparisons and analyses of base and variable components. Mercer provides detailed information on base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation for each NEO, as well as Mercer’s overall findings and recommendations. Comparisons of executive compensation are made to energy industry data, general industry data, and peer proxy data, as appropriate. The compensation consultant neither determines, nor recommends, the amount of an executive’s compensation since it is not in a position to evaluate individual executive performance.

While Mercer is engaged by, and takes direction from the Committee, the Senior Vice President -Corporate Services and Corporate Secretary (non-NEO) works directly with Mercer’s consultants to provide information, coordination, and support. The Committee also pre-approves all other work unrelated to executive compensation proposed to be provided by Mercer, if the fees would be expected to exceed $10,000.

Mr. Chesser did not meet with the compensation consultant respecting 2006, 2007, or 2008 compensation, except at Committee meetings where the consultant was also present.

Role of Peer Group

The proxy peer group, as recommended by Mercer and approved by the Committee, consists of 13 organizations of similar character, industry, revenue size, and market capitalization, as compared to the Company. The peer group companies relied upon to assist in formulating the executive compensation for 2007 include:

Allete Inc.	Equitable Resources Inc.	TECO Energy Inc.
Alliant Energy Corp.	Pinnacle West Capital Corp.	Unisource Energy Corp.
Ameren Corp.	PNM Resources Inc.	Vectren Corp.
Avista Corp.	Scana Corp.	Wisconsin Energy Corp.
Black Hills Corp.

When other surveys are relied on, Mercer conducts, where possible, regression analyses to adjust the compensation data for differences in the companies’ revenues, allowing the Company to compare compensation levels to similarly-sized companies. Other surveys used by Mercer to assist in formulating its recommendations to the Company include the Mercer Benchmark Database; Watson Wyatt Report on Top Management Compensation; Towers Perrin U.S. Energy Services Executive Database; and the Mercer Energy Compensation Survey.

Objectives of the Company’s Compensation Program

The three main objectives of the Company’s Executive Compensation Program are:

1. To Attract and Retain Highly Qualified and Experienced Executives

Shareholders and customers are best served when the Company is able to attract and retain talent. All of the current NEOs have been hired from outside the Company in the last eight years, and each brought considerable industry and business expertise to the Company. While the Company’s goal is to provide base salaries at the median of comparable companies and variable compensation at higher levels based on performance, on occasion, the Company pays above-market base salaries in order to attract and retain specific talent.

2. To Motivate Executives to Achieve Strong Short-Term and Long-Term Financial and Operational Results

The Committee believes that pay and performance should be linked with objectives for which employees can have a clear line of sight, and this is principally accomplished through variable compensation opportunities. While the Committee has not elected to adopt policies for allocating between long-term and currently-paid-out compensation, or between cash and non-cash compensation, it does believe in putting more pay at risk as employees move to higher levels of responsibility with more direct influence over the Company’s performance. Variable compensation targets for the NEOs represent between 57% to 71% of total direct compensation, constituting a significant component of pay at risk. The Committee uses a balanced scorecard approach in setting the NEOs’ annual incentive plan goals, which includes financial, operational, and individual components, along with key operational and/or financial measures for the long-term plan, which place a much greater emphasis on increasing long-term shareholder value.

3. To Ensure the Alignment of Management Interests with Those of Shareholders

The Committee believes that a substantial portion of total compensation for its NEOs should be delivered in the form of equity-based incentives. In 2007, for Messrs. Chesser, Downey, Bassham, and Marshall, 75% of long-term incentive grants (excluding the special grants of restricted stock discussed later) were in the form of performance shares which, if earned after three years based on total return to shareholders, would be paid out in Company stock. To mitigate potential volatility in payouts and provide a retention device, the remaining 25% of the long-term grant was in the form of time-based restricted shares. For Mr. Malik, 50% of his long-term grant was in the form of performance shares which, if earned after three years based on various financial and operational metrics, would be paid out in company stock, and 50% eligible to be paid in cash. In addition, the Committee has also implemented share ownership guidelines for executives, to further align their compensation with shareholder interests. The guidelines include the value of Company shares executives are expected to acquire and hold, and reflect a level of five times base salary for Mr. Chesser; four times base salary for Mr. Downey; and three times base salary for Messrs. Bassham, Marshall, and Malik. In addition, in 2007 the Committee and Board also implemented “hold ‘til” requirements, which require the executive to refrain from disposing of shares received under the Company’s LTIP, except to satisfy obligations for payment of taxes relating to those shares, until the share ownership guidelines are met and maintained.

Analysis of Executive Compensation

The elements of compensation are:

1.	Cash compensation in the form of base salaries, annual incentives, discretionary bonuses, and the cash portion of Strategic Energy’s long-term incentives;
2.	Equity compensation under the Company’s LTIP;
3.	Perquisites and generally available employee benefits;
4.	Deferred compensation;
5.	Post-termination compensation;
6.	Pension plan and supplemental pension plan; and
7.	Employee savings plan (401-(k)).

1. Cash Compensation

Cash compensation to our NEOs includes (i) a market-competitive and performance-driven base salary, (ii) annual short-term incentive plans, and (iii) for Mr. Malik, a long-term incentive cash component which, if earned, is paid in cash. The Committee has not chosen to target a specific percentage of total compensation for NEOs to be delivered in cash or cash opportunities as it believes this will vary based on the NEO’s position and individual performance and circumstance. However, it does believe that, in general, the level of cash opportunity should decrease in proportion to equity compensation as individuals move to higher levels of responsibility.

     Base Salary

Base salaries are reviewed at the February Committee meeting, approved by the Board, and, if adjusted, made retroactive to the first of the year. The Committee considers performance evaluations and base salary recommendations submitted by Mr. Chesser for the NEOs, other than himself. Mr. Chesser’s performance evaluation is conducted and salary recommendation is prepared by the Committee. Salary recommendations are not determined by formula, but instead take into consideration job responsibilities, level of experience, individual performance, internal comparisons, comparisons of the salaries of executives in similar positions at similar companies obtained from market surveys, and other competitive data and input provided by Mercer. Individual performance evaluations are subjective. The factors considered in the evaluations include, among others, the following: personal leadership; engagement of employees; disciplined performance management; accountability for results; community involvement; and major accomplishments during the performance period. For 2007, the base salary of each NEO was benchmarked against two to four comparable positions reported in peer group proxies, utility surveys, and general industry surveys. Our general goal is to set base salaries to approximate the median salaries of individuals in comparable positions in companies of similar size within the relevant industry or function. Differences in base salaries between the NEOs are primarily due to differences in job responsibilities and base compensation market levels. The responsibilities of Mr. Chesser, as CEO, span all aspects of the Company, and his base salary reflects this responsibility. In contrast, the responsibilities of the other NEOs are narrower in scope.

Messrs. Bassham, Chesser, Downey, Malik, and Marshall received base salary increases effective January 1, 2007, of approximately 8.3%, 11.5%, 4.4%, 4.8% and 3.1%, respectively. Larger percentage increases were given when the salaries were significantly less than market medians and the NEOs demonstrated a high level of performance.

     Annual Incentives

The Company’s annual incentive plans are based upon Company-wide and business unit financial and operational metrics, as well as individual performance. Metric levels are established, so that the target level reflects the business plan and has a 50% probability of achievement. The threshold and maximum levels are established to have approximately 80% and 20% probabilities of achievement, respectively. The Committee reviews management’s recommendations of goals and metrics, makes any revisions, and recommends the final goals and metrics to the Board for its approval. In establishing final goals, the Committee assures that:

  Incentives are aligned with the strategic goals set by the Board;
  Goals are sufficiently ambitious so as to provide a meaningful incentive; and
  Bonus payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.

The Committee developed, with input from Mercer, a structure for the annual incentive plans for all executives, including NEOs, which provides a financial objective of core earnings weighted at 40% and relating to the earnings for the executive’s primary business or as determined by the Committee; 40% reflecting key Great Plains Energy, KCP&L, and/or Strategic Energy business objectives; and 20% as a discretionary individual performance component. The 20% individual component includes, but is not limited to, a subjective review of the individual’s personal leadership; engagement of employees; disciplined performance management; accountability for results; and community involvement. Target incentives for each NEO were established as a percentage of base pay, using survey data provided by Mercer for comparable positions and markets, as well as comparisons for internal equity. For 2007, annual incentive plan targets as a percentage of base salaries for Messrs. Bassham, Chesser, Downey, Malik, and Marshall were 50%, 100%, 70%, 60% and 50%, respectively.

The basic structure of the annual incentive plans provides for 100% payout for target performance for each goal; 50% is payable at the threshold level of goal performance; and 200% is payable at the maximum level of goal performance. Goal performance is set between the threshold and target levels, and between target and maximum levels. Performance results for any goal which is less than threshold will result in a zero payment for that goal. In addition, in order for any incentive award to be paid, the core earnings objective must be met at least at the threshold level of achievement.

After considering the performance criteria and results, the Committee approves, and occasionally uses its discretion in determining, the final amount of the individual award. Discretion is exercised primarily regarding the 20% individual performance component.

There were no payouts under the 2007 annual incentive plans because the threshold core earnings level was not achieved. The following tables summarize the 2007 annual incentive plan, year-end results, and payout levels for Great Plains Energy, KCP&L, and Strategic Energy.

GREAT PLAINS ENERGY 2007 ANNUAL INCENTIVE PROGRAM

		50%	100%	200%	Actual
		Payout	Payout	Payout	Performance	Payout
Measure	Weighting	Level	Level	Level	Result	Percentage
Core earnings per share	40%	$1.80	$1.90	$2.00	$1.57	0%
Funds from
operations/average total
debt	5%	21.5%	22.8%	24.2%	20.3%	0%
J D Powers Customer
Satisfaction Index –
residential	5%	678-684	685-699	Above 699	694	0%
% equivalent availability
– coal and nuclear	10%	85.60%	87.20%	88.00%	83.64%	0%
MWh under
management – Strategic
Energy	10%	20 million	22 million	26 million	21.6 million	0%
Comprehensive Energy		Qualitative measure; judgment made on
Plan Progress	10%	collective work progress			140%	0%
Individual performance	20%	Discretionary			-	0%
Total	100%					0%

KANSAS CITY POWER & LIGHT COMPANY 2007 ANNUAL INCENTIVE PROGRAM

		50%	100%	200%	Actual
		Payout	Payout	Payout	Performance	Payout
Measure	Weighting	Level	Level	Level	Result	Percentage
Core earnings per share	40%	$1.70	$1.80	$1.90	$1.67 (1)	0%
System Average
Interruption Duration		64.7	62.7	60.7	58.4
Index	5%	minutes	minutes	minutes	minutes	0%
% equivalent availability
– coal and nuclear	10%	85.6%	87.2%	88.0%	83.64%	0%
OSHA incident rate	10%	3.3	2.9	2.6	2.71	0%
J D Powers Customer
Satisfaction Index –
residential	5%	678-684	685-699	Above 699	694	0%
Comprehensive Energy		Qualitative measure; judgment made
Plan Progress	10%	on collective work progress			140%	0%
Individual performance	20%	Discretionary			-	0%
Total	100%					0%

(1)	KCP&L’s core earnings for this period reflected the allocation to Great Plains Energy of $0.05 per share of labor-related costs associated with the proposed Aquila transaction that would otherwise have been reflected in KCP&L’s core earnings. As the core earnings targets were established without this allocation, the Committee exercised its discretion to reduce core earnings per share performance by this amount.

STRATEGIC ENERGY 2007 ANNUAL INCENTIVE PROGRAM

		50%	100%	200%	Actual
		Payout	Payout	Payout	Performance	Payout
Measure	Weighting	Level	Level	Level	Result	Percentage
Core earnings	40%	$34 million	$39 million	$48 million	$13 million(1)	0%
Originated margin	20%	$75 million	$90 million	$120 million	$81 million	0%
Project 2-3-0 Process
improvement	10%	-	-	-	Completed	0%
MWh under management	10%	20 million	22 million	26 million	21.6 million	0%
Individual performance	20%	Discretionary			-	0%
Total	100%					0%

(1)	This measure reflects core earnings at Strategic Energy, and differs from core earnings that Great Plains Energy discloses for the Strategic Energy reportable segment, which includes allocated holding company-related costs.

Core earnings and core earnings per share are financial measures that differ from earnings and earnings per share calculated in accordance with generally accepted accounting principles (GAAP). Core earnings in 2007 excluded mark-to-market impacts of an interest rate hedge and energy contracts, skill set realignment costs, costs and tax benefits associated with the proposed acquisition of Aquila, and certain costs associated with the review of strategic and structural alternatives for Strategic Energy.

Funds from operations as a percentage of average total debt is also a non-GAAP financial measure. It is calculated by adding non-cash expenses to net income and dividing the resulting amount by the sum of short-term debt (including current maturities), long-term debt and off-balance sheet debt.

The Committee has not established the 2008 annual incentive plans, given the proposed acquisition of Aquila and the review of strategic and structural alternatives for Strategic Energy.

      Cash Portion of Strategic Energy’s Long-Term Incentives

Strategic Energy’s long-term incentives are designed principally to reward sustained value creation through the achievement of long-term financial and operational performance goals. Strategic Energy’s long-term incentives have been largely cash-based, because the Committee and Board believe companies with which Strategic Energy competes for executive talent are more likely to offer cash-based long-term incentives, than equity-based long-term incentives. As a result, Mr. Malik is the only NEO that receives cash-based long-term incentives.

However, based upon the Company’s overall compensation philosophy, an equity component is utilized in Strategic Energy’s long-term incentives. Mr. Malik’s 2005-2007 and 2006-2008 long-term grants consist of 25% time-based restricted stock, with the remaining cash-based component based 80% on Strategic Energy performance goals and 20% on Great Plains Energy performance goals. Components based on Strategic Energy’s performance included payout opportunities ranging from 0% to 300%. The structure of Strategic Energy’s Long-Term Plan changed for grants in 2007, so that the target award includes 50% performance shares and 50% cash, with total payouts ranging from 0% to 275% of target, plus earned dividends, if any. The change results in the equity portion of this plan more directly reflective of Strategic Energy’s performance. Mr. Malik’s long-term target is 150% of base pay. The Committee has chosen to provide significant long-term award opportunities to Strategic Energy executives to motivate the highest levels of performance within its highly competitive, unregulated environment. Strategic Energy’s executives do not have a defined benefit pension plan, as do other Great Plains Energy and KCP&L executives. Based on the terms of Mr. Malik’s 2005-2007 long-term grants, and the actual performance for that period, Mr. Malik received a cash award of $495,000.

Metric levels are established for Strategic Energy’s long-term incentive plans, so that the target level reflects the business plan and has a 50% probability of achievement. The threshold and maximum levels are established to have approximately 80% and 20% probabilities of achievement, respectively. The following tables summarize the 2005-2007, 2006-2008, and 2007-2009 Long-Term Incentive Plans, as well as the results and payout levels for the 2005-2007 Plan.

STRATEGIC ENERGY 2005-2007 LONG-TERM INCENTIVE PLAN

		50%	100%	300%	Actual	Weighted
		Payout	Payout	Payout	Performance	Payout
Measure	Weighting	Level	Level	Level	Result	Percentage
Cumulative Pre-tax Net
Income (millions) (1)	31.25%	$148	$167	$214	$110	0%
Cumulative Increase in
Customer Accounts	22.92%	15%	25%	33%	108%	68.75%
Cumulative Reduction in
G&A Expenses	22.92%	10.0%	12.5%	22.5%	Increased	0%
Cumulative Reduction in
Supply/Offered Costs	22.92%	5%	6%	8%	8.62%	68.75%
Total	100%					137.5% (2)

(1)	This measure reflects pre-tax net income excluding mark-to-market impacts of energy contracts (core earnings) at Strategic Energy, and differs from core earnings that Great Plains Energy discloses for the Strategic Energy reportable segment which includes allocated holding company-related costs.
(2)	Cash amount of target for all-cash participants.

STRATEGIC ENERGY 2006-2008 LONG-TERM INCENTIVE PLAN

			Payout
Measure	Weighting	Metrics	Percentages
Cumulative pre-tax net income	25%	Confidential	0-300%
Return on average Strategic Energy book equity	25%	Confidential	0-300%
Cumulative Sales, General and Administrative expense per MWh
serviced during the three year period	25%	Confidential	0-300%
MWh under management	25%	Confidential	0-300%

STRATEGIC ENERGY 2007-2009 LONG-TERM INCENTIVE PLAN

			Payout
Measure	Weighting	Metrics	Percentages
Cumulative pre-tax net income	25%	Confidential	0-300%
Return on invested capital	25%	Confidential	0-300%
	25%	35th percentile	50%
Total shareholder return for the three year period compared to the		50th percentile	100%
EEI Index of electric utilities.		65th percentile	150%
		81st percentile	200%
MWh under management	25%	Confidential	0-300%

Strategic Energy’s Plans contain quantitative performance-related factors. The metrics for these factors in the 2006-2008 and 2007-2009 Plans are confidential commercial or financial information, and their disclosure would result in competitive harm to the Company. Strategic Energy provides competitive retail electricity supply services in certain states that offer retail choice. By definition, Strategic Energy operates only in competitive retail markets, where it faces substantial competition from the incumbent electric utilities as well as other competitive suppliers. Strategic Energy does not own any generation, and thus must compete in the wholesale market to obtain all of the electricity required for its customers’ current and forecasted needs. This is in sharp contrast to Great Plains Energy’s other major subsidiary, Kansas City Power & Light Company, which is a rate-regulated public utility with substantial installed generation capacity and no retail competition.

The Committee has not established the 2008-2010 Strategic Energy Long-Term Incentive Plan, given the review of strategic and structural alternatives for Strategic Energy.

2. Equity Compensation

As previously explained, the Committee believes that a substantial portion of compensation for NEOs should be in the form of equity, in order to best align executive compensation with shareholder interests. The Committee does not believe any of the NEOs have accumulated equity amounts, or previously been given the opportunity for significant amounts of equity ownership, that warrant consideration in granting equity awards.

The Great Plains Energy LTIP was last approved by shareholders in May 2007 and allows for grants by the Committee of stock options, restricted stock, performance shares, and other stock-based awards. The Committee discontinued making any new stock option grants in late 2003, because it believed motivating executives based solely on stock price appreciation was not entirely consistent with the best interests of its shareholder base. Since that time, the Committee has used a mix of time-based restricted shares and performance shares that vest solely on the basis of the attainment of performance goals. While the Committee believes that performance shares should generally account for the majority of annual long-term grants, this could change in any year, as it did in 2007 with respect to the special grant of restricted stock, based on the needs of the Company and the characteristics of its executive team.

While directors, officers and employees of the Company are eligible for equity awards under the LTIP, none of them have any right to be granted awards. The Committee, in its discretion, may approve an equity award or awards for officers and employees, including NEOs. When the Committee approved awards in 2007 for officers, it set the awards with a cash value determined by multiplying the officers’ base salary by a target percentage chosen by the Committee, which was the same method used in 2006 as the Committee believed that the target percentage used last year provided an effective long-term incentive for the officers. The target percentage is based on both internal comparisons and survey data provided by Mercer, which provides long-term incentive information on comparable positions at comparable companies, and/or markets in which the Company competes for talent. Generally, the Committee has established targets at the 50th percentile. In 2007, long-term incentive target percentages for Messrs. Bassham, Chesser, Downey, Malik, and Marshall were 85%, 150%, 115%, 150% and 85%, respectively, excluding special restricted stock grants discussed below. These target percentages are consistent with the Company’s incentive compensation practices in 2006, and resulted in the following long-term incentive grants of restricted stock and performance shares in 2007, excluding special restricted stock grants:

Name	Restricted Stock	Performance Shares (at target)
Mr. Chesser	8,507	25,520
Mr. Downey	4,228	12,684
Mr. Bassham	2,161	6,483
Mr. Malik	-	10,325
Mr. Marshall	2,227	6,682

Performance share grants are for multiple-year performance periods beginning with January 1 of the grant year. Restricted stock is typically, but not always, granted at the February Board meeting, effective on the meeting date. However, when restricted shares are granted by the Committee in conjunction with the employment of a new executive or for other reasons, the effective dates are the date of hire, the date of Committee or Board action, or a date following the Committee/Board meeting. We do not have any program, plan, or practice of timing grants in coordination with the release of material non-public information. Effective in May of 2007, the Fair Market Value calculation for issuance of equity grants is based on the closing market price for the Company’s common stock, as reported on the NYSE for the applicable date.

For Great Plains Energy and KCP&L NEOs, performance shares can pay out at the end of the performance period from 0% to 200%, based on performance. For the 2006-2008 and 2007-2009 performance periods, the sole performance metric is total shareholder return (“TSR”) compared to the Edison Electric Institute (“EEI”) index of electric companies. The EEI index is a recognized, publicly-available index which the company uses as prepared by EEI, and with no additions or deletions. The Committee believes TSR is a strong indicator of shareholder value and is influenced both by successful execution by executives, as well as market perceptions of the strength and future prospects of the Company. Great Plains Energy’s TSR percentile ranking in the EEI index determines the percentage payout our executives will receive, as follows:

Percentile Rank	Percentage Payout
81st and above	200%
65th to 80th	150%
50th to 64th	100%
35th to 49th	50%
34th and below	0%

There will not be any payment of performance shares for a negative return over the performance period. Awards are paid out in shares of Great Plains Energy common stock, unless otherwise determined by the Board. Dividends which accrue on the performance shares will be paid in cash at the end of the performance period, based on the number of performance shares earned, if any.

In October of 2007, Messrs. Chesser and Downey received restricted stock payouts for the remaining one-third of the restricted shares granted at the time of Mr. Chesser’s employment and Mr. Downey’s promotion to Chief Operating Officer, both of which occurred in October of 2003. Mr. Malik received a restricted stock payout for the remaining one-third of the restricted shares granted at the time of his employment in November of 2004.

The following tables summarize the 2005-2007 Long-Term Incentive Plans for Great Plains Energy and KCP&L, including year-end results and payout levels. Only Messrs. Downey and Marshall received payouts for the 2005-2007 performance share grants of 5,507 and 4,482 shares, respectively. Mr. Downey’s and Mr. Marshall’s performance share grants were weighted on the results of both the Great

Plains Energy and KCP&L plans, and the number of shares awarded was reduced, pursuant to the performance share grants, to reflect the reduction in share price between the time of the performance share grants and the end of the performance share period.

2005-2007 GPE LONG-TERM INCENTIVE PLAN RESULTS

	Percentage of
Scorecard Goal	Total Goal	Three-Year Target	Three-Year Results	Percentage Payout
Three-Year Total
Shareholder Return	50%	50th Percentile	13th Percentile	0.00%
Core Earnings per
Share	25%	$6.29	$5.66	0.00%
Return on Invested
Capital (ROIC)	25%	24.8%	23.0%	0.00%
Total Payout (up to 200% of target amount)				0.00%

2005-2007 KCP&L LONG-TERM INCENTIVE PLAN RESULTS

	Percentage of	Three-Year	Three-Year	Percentage
Scorecard Goal	Total Goal	Target	Results	Payout
Core Earnings	25%	$447 million	$428.4 million (1)	0.00%
Return on Invested
Capital (ROIC)	25%	24.6%	23.4%	0.00%
Regulatory/Build on		On Schedule/
Schedule and Budget	25%	Budget	140%	35.00%
Distributed Utility Goal
(MW Connected)	25%	75 MW	108.5MW	50.00%
Total Payout (up to 200% of target amount)				85.00%

(1)	KCP&L’s core earnings for this period reflected the allocation to Great Plains Energy of $0.05 per share of labor-related costs associated with the proposed Aquila transaction that would otherwise have been reflected in KCP&L’s core earnings. As the core earnings targets were established without this allocation, the Committee exercised its discretion to reduce core earnings per share performance by this amount.

     Special Restricted Stock Grants in 2007

In February 2007, the Board made a special one-time grant of restricted stock to a number of officers (including all NEOs, except Mr. Malik), both to recognize performance over the last year and to ensure their continued focus and commitment to the Company’s core business, projects and the proposed acquisition and subsequent operational integration of Aquila, Inc. with the Company. The grants to the NEOs were: Mr. Chesser, 80,000 shares; Mr. Downey, 45,000 shares; Mr. Bassham, 25,000 shares; and Mr. Marshall, 25,000 shares.

3. Perquisites

NEOs are eligible to receive various perquisites provided by or paid for by the Company. These perquisites are generally consistent with those offered to executives at comparable organizations with which we compete for executive talent, and are important for retention and recruitment. The NEOs are also eligible for employment benefits that are generally available to all employees, such as vacation, medical and life insurance.

As shown in the Summary Compensation Table on page 32, all NEOs are eligible for participation in comprehensive financial planning services provided by a national financial counseling firm; a car allowance; memberships in social clubs and, in limited situations, country clubs; use of certain equipment for personal use, such as home computer equipment; and access to sporting events and other entertainment which may be used for personal use on a limited basis. On occasion, the Company may also provide for spousal travel and accommodations when accompanying the executive on out-of-town trips. As required by current tax laws, the executive is assessed imputed income taxes on the subsidized or reimbursed amounts.

4. Deferred Compensation Plan

The Company’s Deferred Compensation Plan (DCP) allows selected employees, including NEOs, to defer the receipt of up to 50% of base salary and 100% of awards under the Annual Incentive Plan. An earnings rate is applied to the deferral amounts, which is annually determined by the Committee and based on the Company’s weighted average cost of capital. The current rate is 9%. In addition, the Plan provides for a matching contribution in an amount equal to 50% of the first 6% of base salary deferred, or 100% of the first 6% of base salary, bonus and incentive pay deferred, depending on the retirement option selected by the individual, and reduced by the matching contribution made for the year to the Participant’s Employee Savings Plus Plan (401(k)). The DCP is a nonqualified and unfunded plan, and is shown in external market comparisons to be a common element of an executive rewards strategy.

5. Post-Termination Compensation

The Company has entered into severance agreements and other compensation and benefit agreements with its executive officers, including NEOs, to help in securing their continued employment and dedication, particularly in situations such as a change in control when an executive may have concerns about his or her own continued employment. The Company believes these agreements and benefits are important recruitment and retention devices, as virtually all of the companies with which we compete for executive talent have similar agreements in place for their senior executives.

     Employment Arrangements

Messrs. Chesser, Malik, and Marshall, all hired from outside the Company within the last five years, are the only NEOs with ongoing employment arrangements. The Committee has historically wished to minimize the use of employment agreements to the extent possible.

As discussed on pages 35 and 45, under the terms of an employment arrangement, Mr. Chesser is entitled to receive three times annual salary and bonus if he is terminated without cause prior to reaching age 63. After age 63, any benefit for termination without cause would be one times annual salary and bonus until age 65. Similarly, under the terms of his employment arrangement, Mr. Marshall is entitled to receive two times annual salary and bonus in the event he is terminated other than for cause. Mr. Malik is the only NEO who has a full written employment agreement with Strategic Energy and Great Plains Energy. It provides for three times annual salary and bonus in the event he is terminated without cause or terminates for good reason.

     Change-in-Control Severance Agreements

The Company has change-in-control agreements, updated in 2006, with all its executive officers, including the NEOs, to ensure their continued service, dedication, and objectivity in the event of a transaction that would change the control of the Company. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change in control and a termination (actual or constructive) of the executive’s employment must occur, with very limited exceptions. Generally, the Committee and Board determined the eligibility for potential payments upon change-in-control, based on comparable practices in the market. It is not uncommon for the chief executive officer and chief operating officer to be covered under a “three times” change-in-control agreement, nor is it uncommon for other senior level officers to be covered under a “two times” change-in-control agreement. Messrs. Chesser, Downey, and Malik are eligible for three times base and incentive in the event of a change-in-control and Messrs. Bassham and Marshall are eligible for two times. We believe the terms and protection afforded is in line with current market practice.

Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2007, is found under the heading “Potential Payments upon Termination or Change-in-Control” beginning on page 41.

6. Pension Plan and Supplemental Pension Plan

The Company’s Pension Plan is a funded, tax-qualified, noncontributory defined benefit plan that covers employees of Great Plains Energy and KCP&L, including the NEOs of those companies. Mr. Malik is the only NEO not covered by a pension plan. Benefits under the Plan are based on the employee’s years of service and the average annual base salary over a specified period.

The Company also has a Supplemental Executive Retirement Plan (“SERP”) that applies to executives of Great Plains Energy and KCP&L. This unfunded plan essentially provides the difference between the amount that would have been payable under the Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Plan. It also adds a slightly higher accrual rate on years of service.

Based on provisions in their employment arrangements as previously described, both Mr. Chesser and Mr. Marshall receive credit for two years of service for every one year of service earned under the Pension Plan, payable under the SERP.

In 2007, management employees of Great Plains Energy and KCP&L were given a one-time election to remain in their existing Pension Plan and 401(k) Plan (“Old Retirement Plan”), or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Pension Plan paired with an enhanced benefit under the 401(k) Plan (“New Retirement Plan”). Elections were effective January 1, 2008. Messrs. Bassham and Marshall elected to participate in the New Retirement Plan.

7. Employee Savings Plan (401(k))

The Great Plains Energy Employee Savings Plus Plan and the Strategic Energy, L.L.C. 401(k) Plan are offered to all employees as a tax-qualified retirement savings plan.

  Employees in the Old Retirement Plan can contribute up to 40% of base pay. After one year of employment, the Company matches 50% of the first 6% of pay that is contributed. Employees are fully vested in the entire match and associated earnings after 6 years.

  Employees in the New Retirement Plan can contribute up to 75% of base pay, bonus, incentive, and overtime pay. The Company matches 100% of the first 6% of total pay that is contributed. All contributions vest immediately.

  The Company match is made with Great Plains Energy stock, although a participant may diversify or transfer out of Company stock at any time and reinvest his or her plan account in different investments.

  Contributions are limited by the tax code.

Tax and Accounting Implications

With respect to Section 162(m) of the Internal Revenue Code, the Committee believes that while it is the Company’s goal to be as tax efficient as possible, the Company’s shareholders are best served by not restricting the Committee’s and the Company’s discretion and flexibility in developing compensation programs. The unrealized tax benefit by the Company in 2007, as a result of lost deductions, was $323,477.

COMPENSATION COMMITTEE REPORT

The Compensation and Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement and, based on such reviews and discussions, recommended to the Board that the CD&A be included in the Company’s proxy statement.

Compensation and Development Committee

William C. Nelson, Chair
Mark A. Ernst
Luis A. Jimenez
James A. Mitchell
Linda H. Talbott
Robert H. West

EXECUTIVE COMPENSATION

Executive Compensation is more fully explained in the CD&A section of this proxy statement, starting on page 17. The following table shows the total salary and other compensation awarded to and earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for services rendered in all capacities to Great Plains Energy and its subsidiaries. We have omitted from the table the column titled “Bonus,” because compensation earned under our annual incentive plans is reported in the “Non-Equity Incentive Plan Compensation” column.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
			Stock	Option	Compensation	Compensation	Compensation
Name and Principal		Salary	Awards (1)	Awards (1)	(2)	Earnings (3)	(4)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Chesser	2007	725,000	1,553,694	-	-	692,253	236,452	3,207,399
Chairman and Chief
Executive Officer –	2006	650,000	1,094,691	-	936,650	281,177	105,499	3,068,017
Great Plains Energy
Mr. Downey	2007	470,000	899,517	-	-	280,695	163,380	1,813,592
President and Chief
Operating Officer –	2006	450,000	636,411	3,215	424,305	172,201	68,101	1,754,233
Great Plains Energy
Mr. Bassham	2007	325,000	513,852	-	-	44,656	119,241	1,002,749
Executive Vice
President – Finance &
Strategic Development	2006	300,000	183,297	-	223,650	27,750	49,382	784,079
& Chief Financial
Officer – Great Plains
Energy
Mr. Malik	2007	440,000	231,436	-	495,000	21,111	65,874	1,253,421
President and Chief
Executive Officer –	2006	420,000	218,558	-	1,006,591	9,963	85,847	1,740,959
Strategic Energy
Mr. Marshall	2007	335,000	679,096	-	-	235,825	137,738	1,387.659
Senior Vice President -
Delivery – Kansas City
Power & Light	2006	325,000	294,024	-	203,450	125,637	76,306	1,024,417
Company

(1)	The amounts shown in these columns are the compensation expense as recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”) for restricted stock, performance shares and options granted under our LTIP. See note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the relevant assumptions used in calculating these amounts. The amounts shown are exclusive of the estimate of forfeitures related to service-based vesting conditions, as required by SEC rules. For further information on these awards, please see the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this proxy statement.
(2)	The amounts shown in this column constitute payments made under our annual incentive plans. The amount shown for Mr. Malik also includes $592,744 and $495,000 paid in cash in 2006 and 2007, respectively, under long-term incentive plans.
(3)	The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plan and SERP and above-market earnings on compensation that is deferred on a non-tax qualified basis. Following is the quantification of these amounts attributable to each NEO:

			Above-Market Earnings on
Name	Change in Pension Value ($)	Change in SERP Value ($)	Deferred Compensation ($)
Mr. Chesser	349,943	310,969	31,341
Mr. Downey	145,305	91,379	44,011
Mr. Bassham	28,923	12,114	3,619
Mr. Malik	N/A	N/A	21,111
Mr. Marshall	123,276	88,716	23,833

(4)	These amounts include the value of perquisites and personal benefits that are not generally available to all employees. These perquisites and personal benefits are of the following types: (A) employer match of contributions to our 401(k) plans (which are contributed to the maximum extent permitted by law to the 401(k), with (B) any excess contributed to the officers’ accounts in our non-qualified deferred compensation plan); (C) flexible benefits and other health and welfare plan benefits;

(D) car allowances; (E) club memberships; (F) executive financial planning services; (G) parking; (H) spouse travel; (I) personal use of company tickets; and (J) matched charitable donations as attributed in greater detail below:

Name	(A) ($)	(B) ($)	(C) ($)	(D) ($)	(E) ($)	(F) ($)	(G) ($)	(H) ($)	(I) ($)	(J) ($)
Mr. Chesser	6,750	15,001	21,583	7,200	4,620	11,000	480	4,366	-	-
Mr. Downey	6,749	7,350	28,724	7,200	1,740	15,584	480	422	-	3,500
Mr. Bassham	6,750	3,000	19,841	7,200	1,740	12,667	480	254	288	-
Mr. Malik	6,750	-	7,561	7,200	3,280	11,834	3,520	-	-	-
Mr. Marshall	6,750	5,025	15,936	7,200	1,740	12,250	480	-	-	-

The amounts also include dividends paid on restricted stock awards that are not factored into the grant date fair value required to be reported in the Grants of Plan-Based Awards Table. Dividends paid on restricted stock awards are reinvested in our common stock through our DRIP, and carry the same restrictions as the underlying awards. In 2007, the following amounts of dividends were paid on restricted stock awards to our NEOs:

Name	Restricted Stock Dividends ($)
Mr. Chesser	165,452
Mr. Downey	91,631
Mr. Bassham	67,021
Mr. Malik	25,729
Mr. Marshall	88,357

GRANTS OF PLAN-BASED AWARDS

The following table provides additional information with respect to awards under both the non-equity and equity incentive plans. We have omitted from the table the columns titled “All other option awards: number of securities underlying options” and “Exercise or base price of option awards,” because no options were granted in 2007.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under			Estimated Future Payouts Under			All Other
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock Awards:	Grant Date Fair
								Number of	Value of Stock
								Shares of	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Awards ($) (7)
(a)	(b)	($) (c)	($) (d)	($) (e)	(#) (f)	(#) (g)	(#) (h)	(#) (i)	(l)
	February 6, 2007 (1)	362,500	725,000	1,450,000
Mr. Chesser	February 6, 2007 (2)				12,760	25,520	51,040		815,619	(6)
	February 6, 2007 (3)							8,507	271,884
	February 6, 2007 (4)							80,000	2,556,800
	February 6, 2007 (1)	164,500	329,000	658,000
Mr. Downey	February 6, 2007 (2)				6,342	12,684	25,368		405,381	(6)
	February 6, 2007 (3)							4,228	135,127
	February 6, 2007 (4)							45,000	1,438,200
	February 6, 2007 (1)	81,250	162,500	325,000
Mr. Bassham	February 6, 2007 (2)				3,242	6,483	12,966		207,197	(6)
	February 6, 2007 (3)							2,161	69,066
	February 6, 2007 (4)							25,000	799,000
	February 6, 2007 (1)	132,000	264,000	528,000
Mr. Malik	February 6, 2007 (5)	247,500	495,000	1,485,000
	February 6, 2007 (5)				5,163	10,325	30,975		329,987	(6)
	February 6, 2007 (1)	83,750	167,500	335,000
Mr. Marshall	February 6, 2007 (2)				3,341	6,682	13,364		213,557	(6)
	February 6, 2007 (3)							2,227	71,175
	February 6, 2007 (4)							25,000	799,000

(1)	Reflects potential payments under our 2007 annual incentive plans. The actual amounts earned in 2007 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	Consists of performance share awards under our LTIP for the period 2007-2009. Performance shares are payable in our stock at the end of the performance period, depending on our total shareholder return for the period compared against the EEI index of electric utilities. The number of shares awarded can range from 0% to 200% of the target amount, as adjusted for the change in fair market value between the time of grant and the end of the award period. Dividends will be paid in cash at the end of the period on the number of shares earned.
(3)	Consists of time-based restricted stock awards under our LTIP that vest on February 6, 2010.
(4)	Consists of time-based restricted stock awards under our LTIP. Half of these awards vest on February 6, 2009, and the remaining half vest on February 6, 2010.
(5)	Consists of awards under the Great Plains Energy and Strategic Energy LTIPs for the period 2007-2009 applicable to Mr. Malik. A portion of the awards is in the form of performance shares payable in our stock at the end of the performance period, depending on the four criteria of cumulative pre-tax net income, return on invested capital, total shareholder return, and MWhs under management by December 31, 2009. The number of shares awarded can range from 0% to 200% of the target amount, as adjusted for the change in fair market value between the time of grant and the end of the award period. Dividends will be paid in cash at the end of the period on the number of shares earned. The remainder of the award is in the form of cash. Cash awards can range from 0% to 300% of the target amount, depending on the accomplishment against the following objectives at the end of the performance period: cumulative pre-tax net income; return on average book equity; cumulative sales; general and administrative expenses (excluding net interest expense) per MWh; and MWhs under management.
(6)	Calculated at target.
(7)	Grant date fair value on February 6, 2007 was $31.96 calculated in accordance with FAS 123R.

NARRATIVE ANALYSIS OF SUMMARY COMPENSATION TABLE
AND PLAN-BASED AWARDS TABLE

Employment Arrangements

Mr. Malik has a written employment agreement with the Company, and Messrs. Chesser and Marshall have ongoing employment arrangements with the Company. Mr. Malik’s employment agreement was for a three-year period ending November 10, 2007; however, the term has been automatically extended for a one-year period, and will continue to be automatically extended for one-year periods unless either we or Mr. Malik give 60 days notice prior to the expiration of the then-current term.

The agreement provides for additional compensation if Mr. Malik’s employment is terminated without “Cause” by the Company, or if Mr. Malik terminates his employment for “Good Reason.” This additional compensation is three times Mr. Malik’s annual base salary, the current year’s annual incentive (prorated through the termination date), and three times the average annual incentive compensation paid during the three most recent fiscal years (or such shorter period as Mr. Malik shall have been employed).

The agreement further provides for additional compensation if Mr. Malik is terminated upon disability or following his death. If Mr. Malik’s employment is terminated by him or the Company as a result of his disability, he would receive his current salary for three months following termination or the period until disability benefits commence under any insurance provided by the Company, and his incentive compensation, if any, prorated through the end of the month when the disability occurred. If Mr. Malik’s employment was terminated because of his death, his beneficiary or estate would receive his current salary, through then end of the month in which his death occurred and his incentive compensation, if any, prorated through the end of the month when his death occurred.

Mr. Malik’s employment agreement defines “Cause” as a:

  material breach of duties and responsibilities that is willful and deliberate and is not remedied within a reasonable period after notice; or
  commission of a felony involving moral turpitude.

“Good Reason” is defined in the employment agreement as:

  assignment of duties that are inconsistent with those held on November 10, 2004;
  a change in reporting responsibilities, titles or offices;
  any removal or involuntary termination otherwise than as expressly permitted by the agreement;
  any failure to re-elect Mr. Malik to any position;
  a reduction of more than 15% in annual base salary; or
  any requirement that Mr. Malik be based anywhere other than at his current location.

We have also agreed to certain compensation arrangements with Messrs. Chesser and Marshall at the time of their employment. For Mr. Chesser, if he is terminated without cause prior to age 63, he will be paid a severance amount equal to three times his annual salary and bonus; if terminated without cause between the age of 63 and 65, he will be paid a severance amount equal to the aggregate of his annual salary and bonus. In addition, Mr. Chesser is credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP.

If Mr. Marshall is terminated without cause, he will be paid a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. Mr. Marshall is also credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP. Please see “Payments under Other Compensation Arrangements,” beginning on page 45, for additional information, including definitions of key terms, regarding these employment arrangements. Our NEOs have also entered into Change in Control Severance Agreements. Please see “Potential Payments Upon Termination or Change-in-Control,” beginning on page 41 for a description of these agreements.

Base salaries for our NEOs are set by our Board, upon the recommendations of our Compensation and Development Committee. For 2007, the base salaries were: Mr. Chesser, $725,000; Mr. Downey, $470,000; Mr. Bassham, $325,000; Mr. Malik, $440,000; and Mr. Marshall, $335,000. Our NEOs also participate in our health, welfare and benefit plans, our annual and long-term incentive plans, our pension and SERP plans (except for Mr. Malik), our non-qualified deferred compensation plan and receive certain other perquisites and personal benefits, such as car allowances, club memberships, executive financial planning services, parking, spouse travel, personal use of company tickets, and matched charitable donations.

Awards

     Restricted Stock

During 2007, our Board made two awards of restricted stock to each of the NEOs, except Mr. Malik. One award of restricted stock is consistent with the Company’s equity incentive compensation practices in 2006, and will vest on February 6, 2010. These awards were: Mr. Chesser, 8,507 shares; Mr. Downey, 4,228 shares; Mr. Bassham, 2,161 shares; and Mr. Marshall, 2,227 shares. The second, special, award of restricted stock was made to recognize performance in 2006 and to ensure the NEOs’ continued focus and commitment to the Company’s core business, projects and the proposed acquisition and subsequent operational integration of Aquila, Inc. with the Company. Half of the special award of restricted stock will vest on February 6, 2009, and the remaining half will vest on February 6, 2010. Restricted stock awards include the right to vote. Dividends paid on the restricted stock are reinvested in stock through our DRIP, and carry the same restrictions as the underlying awards. The special awards were: Mr. Chesser, 80,000 shares; Mr. Downey, 45,000 shares; Mr. Bassham, 25,000 shares; and Mr. Marshall, 25,000 shares.

     Performance Shares

The Board also granted performance shares for the period 2007-2009 to the NEOs. Performance shares are payable in our stock at the end of the performance period, depending on the achievement of specified measures. For our NEOs except Mr. Malik, the performance share measure is our total shareholder return for the period compared against the EEI index of electric utilities. For Mr. Malik, the measures are the same as for the Strategic Energy 2007-2009 long-term incentive plan discussed in our CD&A (cumulative pre-tax net income, return on invested capital, total shareholder return, and MWhs under management by December 31, 2009). The number of shares awarded can range from 0% to 200% of the target amount, as adjusted for the change in fair market value of our shares between the time of grant and the end of the award period. Dividends will be paid in cash at the end of the period on the number of shares earned. The following table describes the potential payout percentages for the total shareholder return measure:

Total Shareholder
Return Percentile Rank	Percentage Payout
81st and Above	200%
65th to 80th	150%
50th to 64th	100%
35th to 49th	50%
34th and Below	0

Performance shares were awarded to our NEOs (except Mr. Malik) for the performance period of 2005-2007. As discussed in our CD&A, threshold performance was not achieved for the performance shares granted to Messrs. Chesser and Bassham, and 85% performance was achieved for the performance shares granted to Messrs. Downey and Marshall, who thus received 5,507 and 4,482 shares, respectively, of our stock.

     Cash-Based Long-Term Incentives

Mr. Malik’s long-term incentives that were earned and granted in 2007 under long-term incentive plans comprised time-based restricted stock (described above) and cash based on performance. The performance is based on Strategic Energy’s long-term goals, as discussed in our CD&A.

     Annual Incentives

Under the annual incentive plans for 2007, our NEOs were eligible to receive up to 200% of a target amount set as a percentage of their respective base salaries, as follows: Mr. Chesser, 100%; Mr. Downey, 70%; Mr. Bassham, 50%; Mr. Malik, 60%; and Mr. Marshall, 50%. There were no payouts under the 2007 annual incentive program because the threshold core earnings level was not achieved. The tables on pages 23 and 24 summarize the 2007 annual incentive plan, year-end results, and payout levels for Great Plains Energy, KCP&L, and Strategic Energy.

Based upon performance in 2007, no annual incentives were paid.

Salary and Bonus in Proportion to Total Compensation

As we discuss in our CD&A, one objective of our compensation program is to align management interests with those of our shareholders. The Compensation and Development Committee believes that a substantial portion of total compensation for its officers should be delivered in the form of equity-based incentives. In 2007, 75% of the long-term incentive grants to Messrs. Chesser, Downey, Bassham, and Marshall were in the form of performance shares which, if earned after three years based on total return to shareholders, will be paid in Company stock. To mitigate potential volatility in payouts and provide a retention device, the remaining 25% of the long-term grant was in time-based restricted shares. For Mr. Malik, 50% of his long-term grant was in time-based performance shares, with the remaining portion of his long-term grant eligible to be paid in cash.

In 2007, we determined cash and equity incentive grants (excluding the special grants of restricted stock discussed in the CD&A) using the following proportions of base salary:

	Annual Cash	Long-term Cash	Long-term Equity
Name	Incentive at Target	Incentive at Target	Incentive at Target
Mr. Chesser	100%	-	150%
Mr. Downey	70%	-	115%
Mr. Bassham	50%	-	85%
Mr. Malik	60%	75%	75%
Mr. Marshall	50%	-	85%

The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2007. We have omitted from the table the columns titled “Number of securities underlying unexercised options, unexercisable” and “Equity incentive plan awards: Number of securities underlying unexercised unearned options,” because there are no unexercisable options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
							Equity
							Incentive Plan
					Market	Equity	Awards:
	Number of			Number of	Value of	Incentive Plan	Market or
	Securities			Shares of	Shares of	Awards:	Payout Value
	Underlying			Stock That	Stock That	Number of	of Unearned
	Unexercised	Option	Option	Have Not	Have Not	Shares That	Shares That
	Option (#)	Exercise	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable	Price ($)	Date	(#) (1)	($) (2)	Vested (#) (3)	Vested ($) (2)
(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Chesser (4)	-	-	-	103,221	3,026,440	51,450	1,508,514
	20,000	25.55	2/6/11	-	-	-	-
Mr. Downey (5)	20,000	24.90	2/5/12	57,166	1,676,107	26,447	775,426
	5,249	27.73	8/5/13	-	-	-	-
Mr. Bassham (6)	-	-	-	41,812	1,225,928	13,264	388,900
Mr. Malik (7)	-	-	-	12,092	354,537	10,325	302,729
Mr. Marshall (8)	-	-	-	55,123	1,616,206	14,029	411,330

(1)	Includes reinvested dividends on restricted stock that carry the same restrictions.
(2)	The value of the shares is calculated by multiplying the number of shares by the closing market price ($29.32) as of December 31, 2007.
(3)	The payment of performance shares is contingent upon achievement of specific performance goals over a stated period of time as approved by the Compensation and Development Committee of the Company’s Board of Directors. The number of performance shares ultimately paid can vary from the number of shares initially granted, depending on Company performance, based on internal and external measures, over stated performance periods.
(4)	Mr. Chesser received a restricted stock grant on February 7, 2006 for 8,643 shares that vest February 7, 2009. He also received a performance share grant on February 7, 2006 for 25,930 shares, at target, for the three-year period ending December 31, 2008. He received a restricted stock grant on February 6, 2007 for 80,000 shares, of which 40,000 shares vest on February 6, 2009 and 40,000 shares vest on February 6, 2010. He received a restricted stock grant on February 6, 2007 for 8,507 shares that vest on February 6, 2010. He received a performance share grant on February 6, 2007 for 25,520 shares, at target, for a three-year period ending December 31, 2009.
(5)	Mr. Downey received a restricted stock grant on February 7, 2006 for 4,587 shares that vest February 7, 2009. He also received a performance share grant of 13,763 shares, at target, for the three-year period ending December 31, 2008. He received a restricted stock grant on February 6, 2007 for 45,000 shares, of which 22,500 shares vest on February 6, 2009 and 22,500 shares vest on February 6, 2010. He also received a restricted stock grant on February 6, 2007 for 4,228 shares, which vest on February 6, 2010. He received a performance share grant on February 6, 2007 for 12,684 shares, at target, for a three-year period ending December 31, 2009.
(6)	Mr. Bassham received a restricted stock grant on March 28, 2005 for 9,083 shares that vest on March 28, 2008. He received a restricted stock grant on February 7, 2006 for 2,260 shares that vest February 7, 2009. He also received a performance share grant on February 7, 2006 for 6,781 shares, at target, for the three-year period ending December 31, 2008. He received a restricted stock grant on February 6, 2007 for 25,000 shares, of which 12,500 shares vest on February 6, 2009 and 12,500 shares vest on February 6, 2010. He also received a restricted stock grant on February 6, 2007 for 2,161 shares that vest on February 6, 2010. He also received a performance share grant on February 6, 2007 for 6,483 shares, at target, for the three-year period ending December 31, 2009.
(7)	Mr. Malik received a restricted stock grant on February 1, 2005 for 4,956 shares that vested February 1, 2008. He received a restricted stock grant on February 7, 2006 for 5,585 shares that vest February 7, 2009. He also received a performance share grant on February 7, 2007 for 10,325 shares, at target, for the three-year period ending December 31, 2009.
(8)	Mr. Marshall received a restricted stock grant on May 25, 2005 for 20,275 shares that vest on May 25, 2008. He received a restricted stock grant on February 7, 2006 for 2,449 shares that vest February 7, 2009. He also received a performance share grant of 7,347 shares for the three-year period ending December 31, 2008. He received a restricted stock grant on February 6, 2007 for 25,000 shares, of which 12,500 shares vest on February 6, 2009 and 12,500 shares vest on February 6, 2010. He also received a restricted stock grant on February 6, 2007 for 2,227 shares that vest on February 6, 2010. He also received a performance share grant on February 6, 2007 for 6,682 shares, at target, for the three-year period ending December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

We have omitted the “Option award” columns from the following table, because none of our NEOs exercised options in 2007.

	Number of Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting ($)
(a)	(d)	(e)
Mr. Chesser (1)	15,079	436,386
Mr. Downey (2)	16,474	474,445
Mr. Bassham	-	-
Mr. Malik (3)	10,777	332,399
Mr. Marshall (4)	4,482	127,827

(1)	Restricted stock of 12,135 shares, plus 2,944 DRIP shares vested on October 1, 2007. The value realized on vesting is the closing price of $28.94 on October 1, 2007, multiplied by the number of shares vested.
(2)	Restricted stock of 8,826 shares, plus 2,141 DRIP shares vested on October 1, 2007. The value realized on vesting is the closing price of $28.94 on October 1, 2007, multiplied by the number of shares vested. Mr. Downey earned 5,507 shares pursuant to a performance share grant for the period of 2005-2007, which were issued in February 2008. The value realized on vesting is the closing price of $28.52 on February 5, 2008, multiplied by the number of shares awarded.
(3)	Mr. Malik had a restricted stock grant of 4,956 shares, plus 577 DRIP shares, vest on February 1, 2007. The value realized on vesting is the closing price of $31.51 on February 1, 2007, multiplied by the number of shares vested. Mr. Malik had a restricted stock grant of 4,445 shares, plus 799 DRIP shares, vest on November 10, 2007. The value realized on vesting is the closing price of $30.14 on November 10, 2007, multiplied by the number of shares vested.
(4)	Mr. Marshall earned 4,482 shares pursuant to a performance share grant for the period of 2005-2007, which were issued in February 2008. The value realized on vesting is the closing price of $28.52 on February 5, 2008, multiplied by the number of shares awarded.

The following discussion of the pension benefits for the NEOs reflects the terms of the Company’s Management Pension Plan (the “Pension Plan”) and SERP, and the present value of accumulated benefits, as of December 31, 2007. As discussed in the CD&A, management employees were given a one-time election to either remain in these existing plans or choose a new retirement program effective January 1, 2008. We have omitted the column titled “Payments during the last fiscal year,” because no payments were made in 2007.

PENSION BENEFITS

		Number of Years	Present Value of
Name	Plan Name	Credited Service (#)	Accumulated Benefit ($)
(a)	(b)	(c)	(d)
Mr. Chesser (1)	Management Pension Plan	4.5	151,705
	Supplemental Executive Retirement Plan	9	971,165
Mr. Downey	Management Pension Plan	7.5	298,123
	Supplemental Executive Retirement Plan	7.5	454,691
Mr. Bassham	Management Pension Plan	2.5	41,663
	Supplemental Executive Retirement Plan	2.5	27,177
Mr. Malik (2)	Management Pension Plan	-	-
	Supplemental Executive Retirement Plan	-	-
Mr. Marshall (1)	Management Pension Plan	2.5	81,382
	Supplemental Executive Retirement Plan	5	209,435

(1)	Messrs. Chesser and Marshall are credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP. Without this augmentation, Messrs. Chesser and Marshall would have accrued $409,703 and $64,026, respectively, under the SERP.
(2)	Mr. Malik does not participate in either the Management Pension Plan or SERP.

Our NEOs, excluding Mr. Malik, participate in the Pension Plan and the SERP. The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee’s years of service and the average annual base salary over a specified period. Employees who retire after they reach 65, or whose age and years of service add up to 85, are entitled to a total monthly annuity for the rest of their life (a “single life” annuity) equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. The annuity will be proportionately reduced if years of credited service are less than 30 or if age and years of service do not add up to 85. Employees may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Employees also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Pension Plan. Of our NEOs, only Mr. Downey is eligible for early retirement benefits under the Pension Plan. His early retirement benefits would be a monthly annuity equal to 10.9% of his average base month salary during the period of 48 consecutive months in which his earnings were highest. The compensation covered by the Pension Plan excludes any bonuses or other compensation. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2007, the annual limitation is $220,000.

The SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Plan. It also adds an additional 1/3% of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to 30 years. As mentioned, Messrs. Chesser and Marshall are credited with two years of service for every one year of service earned under our Pension Plan, with such amount payable under the SERP.

In the table above, the present value of the current accrued benefits with respect to each listed officer is based on the following assumptions: retirement at the earlier of age 62 or when the sum of age and years of service equal 85; full vesting of accumulated benefits; a discount rate of 5.9%; and use of the Pension Plan’s mortality and lump sum tables.

As discussed in the CD&A, employees (including NEOs) were given a choice in 2007 to either continue accruing benefits in the Pension Plan as described above, or accrue slightly less benefits starting in 2008 with an enhanced benefit under our 401(k) plan. Messrs. Bassham and Marshall have made the latter election. Starting in 2008, their accrual rate under the Pension Plan will be 1.25% per year, compared to 1.67% in prior years.

We have omitted from the following table the column titled “Aggregate withdrawals/distributions,” because there were no withdrawals or distributions in 2007 to our NEOs.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant
	Contribution in Last	Contributions in Last	Aggregate Earnings	Aggregate Balance at
	FY (1)	FY (2)	in Last FY (3)	Last FYE
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)
Mr. Chesser	108,750	15,001	86,525	1,136,871
Mr. Downey	94,000	7,350	121,502	1,498,306
Mr. Bassham	12,000	3,000	9,991	136,816
Mr. Malik	112,967	-	58,283	765,211
Mr. Marshall	167,500	5,025	65,796	885,859

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.
(2)	Amounts in this column are included in column (B) of the first table located in footnote (4) of the Summary Compensation Table.
(3)	Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Chesser, $31,341; Downey, $44,011; Bassham, $3,619; Malik, $21,111; and Marshall, $23,833.

Our deferred compensation plan is a nonqualified and unfunded plan. It allows selected employees, including our NEOs, to defer the receipt of up to 50% of base salary and 100% of awards under annual incentive plans. The plan provides for a matching contribution in an amount equal to 50% of the first 6% of the base salary deferred by participants, reduced by the amount of the matching contribution made for the year to the participant’s account under our Employee Savings Plus Plan, as described in our CD&A. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Compensation and Development Committee and is generally based on the Company’s weighted average cost of capital. The rate was set at 9.0% for 2007. Interest is compounded monthly on deferred amounts. Participants may elect prior to rendering services for which the compensation relates when deferred amounts are paid to them: either at a specified date, or upon separation from service. For our NEOs who elect payment on separation of service, amounts are paid the first business day of the seventh calendar month following their separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our NEOs are eligible to receive lump sum payments in connection with any termination of their employment. The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our NEOs. The Compensation Committee evaluates the level of severance benefits to provide a NEO on a case-by-case basis, and in general, considers these severance protections an important part of an executive’s overall compensation and consistent with competitive practices. Payments made will vary, depending on the circumstances of termination, as we discuss below.

Payments under Change in Control Severance Agreements

We have Change in Control Severance Agreements (“Change in Control Agreements”) with our NEOs, specifying the benefits payable in the event their employment is terminated within two years of a “Change in Control” or within a “protected period.” Generally, a “Change in Control” occurs if:

  Any person (as defined by SEC regulations) becomes the beneficial owner of at least 35% of our outstanding voting securities;
  A change occurs in the majority of our Board; or
  A merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60% of the voting power of the surviving entity), or a liquidation, dissolution or a sale of substantially all of our assets occurs or is approved by our shareholders.

A “protected period” starts when:

  We enter into an agreement that, if consummated, would result in a Change in Control;
  We, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
  Any person (as defined by SEC regulations) becomes the beneficial owner of 10% or more of our outstanding voting securities; or
  Our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change in Control.

Mr. Malik’s Change in Control Agreement also defines “Change in Control” to include the occurrence of these events at Strategic Energy.

The protected period ends when the Change in Control transaction is consummated, abandoned or terminated.

The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. We believe these change of control arrangements effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which are a significant component of each executive’s compensation. These agreements are designed to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment following the transaction could be uncertain. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

Our change of control arrangements are “double trigger,” meaning that acceleration of vesting is not awarded upon a change of control, unless the NEO’s employment is terminated involuntarily (other than for cause) within 2 years of a Change in Control or protected period. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

The benefits under the Change in Control Agreements depend on the circumstances of termination. Generally, benefits are greater if the employee is not terminated for “Cause,” or if the employee terminates employment for “Good Reason.” “Cause” includes:

  A material misappropriation of any funds, confidential information or property;
  The conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);
  Willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the Company; or
  Gross negligence or willful misconduct in performance of the employee’s duties (after written notice and a reasonable period to remedy the occurrence).

An employee has “Good Reason” to terminate employment if:

  There is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the “protected period”;
  There is any reduction in annual base salary after the start of the “protected period”;
  There is any reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period”; or
  The employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period.”

Our Change in Control Agreements also have covenants prohibiting the disclosure of confidential information and preventing the employee from participating or engaging in any business that, during the employee’s employment, is in direct competition with the business of the Company within the United States (without prior written consent which, in the case of termination, will not be unreasonably withheld).

Change in Control with Termination of Employment

The following table sets forth our payment obligations under the Change in Control Agreements under the circumstances specified upon a termination of employment. The table is based on the assumptions that the termination took place on December 31, 2007, that all vacation was taken during the year, and the NEO was paid for all salary earned through the date of termination. The table does not reflect amounts that would be payable to the NEOs for benefits or awards that already vested.

	Mr.	Mr.	Mr.	Mr.	Mr.
	Chesser	Downey	Bassham	Malik	Marshall
Benefit	($)	($)	($)	($)	($)
Two Times or Three Times Salary (1)	2,175,000	1,410,000	650,000	1,320,000	670,000
Two Times or Three Times Bonus (2)	1,859,143	832,358	409,418	958,928	529,897
Annualized Pro Rata Bonus (3)	619,714	277,453	204,709	319,643	264,949
SERP/Pension Plan (4)	1,629,334	651,673	364,549	-	535,971
Health and Welfare (5)	29,716	28,589	28,848	20,264	18,428
Performance Incentives (6)	1,508,514	775,426	388,900	1,105,229	411,330
Performance Share Dividends (7)	128,451	66,749	33,275	17,140	35,484
Acceleration of Performance Share Pay-Out (8)	-	838	-	2,195	674
Restricted Stock (9)	738,927	408,644	231,842	31,282	259,686
Restricted Stock and Option Dividends (10)	44,937	35,292	14,835	3,811	19,290
Unvested 401(k) Employer Match	8,345	-	-	-	-
Unvested Deferred Plan Employer Match	17,378	-	2,616	-	14,745
Tax Gross-Up (11)	4,029,906	2,048,492	1,015,022	1,661,035	1,258,936
Total	12,789,365	6,535,514	3,344,014	5,439,527	4,019,390

(1)	Messrs. Chesser, Downey, and Malik receive three times their highest annual base salary immediately preceding the fiscal year in which the Change in Control occurs. Messrs. Bassham and Marshall receive two times their highest annual base salary immediately preceding the fiscal year in which the Change in Control occurs.
(2)	Messrs. Chesser, Downey, and Malik receive three times their highest average annualized annual incentive compensation awards during the five fiscal years (or, if less, the years they were employed by the company) immediately preceding the fiscal year in which the Change in Control occurs. Messrs. Bassham and Marshall receive two times their highest average annualized annual incentive compensation awards.
(3)	The annualized pro rata bonus amount is at least equal to the average annualized incentive awards paid to the NEO during the last five fiscal years of the Company (or the number of years the NEO worked for the Company) immediately before the fiscal year in which the Change-in-Control occurs, pro rated for the number of days employed in that year.
(4)	Mr. Chesser is credited with two years for every one year of credited service under the Pension Plan, plus six additional years of credited service. Mr. Downey is credited for three additional years of service. Mr. Marshall is credited for two years for every one year of credited service under the Pension Plan, plus four additional years of credit service. Mr. Bassham is credited for two additional years of service. Mr. Malik does not participate in the Pension Plan or SERP.
(5)	The amounts include medical, accident, disability, and life insurance and are estimated based on our current COBRA premiums for medical coverage and indicative premiums for private insurance coverage for the individuals.
(6)	In the event of a Change in Control (which is generally consistent with the definition of a Change in Control in the Change in Control Agreements, except that the beneficial ownership threshold percentage is lower), our LTIP provides that all performance share grants (unless awarded less than six months prior to the change in control) are deemed to have been fully earned. As discussed in the CD&A, above, a portion of Mr. Malik’s performance incentives are paid in cash.
(7)	Performance Share Dividends are the cash dividends paid on the Performance Shares.
(8)	Acceleration of Performance Share Pay-Out is the value of receiving the pay-out on December 31, 2007, instead of February, 2008, the usual time of payout.
(9)	In the event of a Change in Control (which is generally consistent with the definition of a Change in Control in the Change in Control Agreements, except that the beneficial ownership threshold percentage is lower), our LTIP provides that all restrictions on restricted stock grants are removed.
(10)	In the event of a Change in Control (which is generally consistent with the definition of a Change in Control in the Change in Control Agreements, except that the beneficial ownership threshold percentage is lower), our LTIP provides that: all outstanding stock options outstanding are fully exercisable and all limited stock appreciation rights are automatically exercised; and all restrictions on restricted stock grants are removed.
(11)	The Change in Control Agreements generally provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code (“Section 280G gross-up payments”). We have calculated these payments based on the estimated payments discussed above, as well as the acceleration of equity awards that are discussed below. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-Change in Control period and post-Change in Control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Change in Control Agreements, we would perform evaluations to determine the reductions attributable to these services.

Change in Control without Termination of Employment

Upon a Change in Control, all restrictions on outstanding unvested restricted stock and unvested restricted stock options granted prior to the May 2007 amendments to our LTIP held by our NEOs would vest. As well, all outstanding performance share grants would be deemed to have been fully earned. All of the outstanding restricted stock, stock options and performance shares were granted prior to the amendments. These grants would become payable, and it is expected that Mr. Malik’s long-term cash incentives would become payable, even if the NEO continues employment throughout the protected period. The following table sets forth the amounts payable to our NEOs assuming a Change in Control, without termination of the NEO's employment.

Mr. Chesser	Mr. Downey	Mr. Bassham	Mr. Malik	Mr. Marshall
$3,879,555	$2,281,004	$1,401,441	$1,441,816	$1,784,061

Retirement, Resignation, Death or Disability

Upon retirement or resignation, the NEO would receive all accrued and unpaid salary and benefits, including the retirement benefits discussed above. In the event of death or disability, the NEO (or his beneficiary) would receive group life insurance proceeds or group disability policy proceeds, as applicable. In addition, these events would have the following effects on outstanding LTIP awards: (i) if employment is terminated by either the Company or the NEO, all restricted stock and performance share awards would be forfeited; (ii) if the NEO retires, becomes disabled or dies, restricted stock and performance share awards would be prorated for service during the applicable periods; (iii) if the NEO retires, outstanding options expire three months from the retirement date; (iv) if the NEO resigns or is discharged, outstanding options terminate; and (v) if the NEO becomes disabled or dies, outstanding options terminate twelve months after disability or death. Mr. Malik’s employment agreement also provides for additional compensation, should his employment terminate as a result of his death or disability. Please see “Payments under Other Compensation Arrangements,” below, and “Narrative Analysis of Summary Compensation Table and Plan-Based Awards Table” on page 35 for additional information regarding his employment agreement.

Outstanding Stock Options

Mr. Downey holds stock options that are currently exercisable. He has limited stock appreciation rights on 45,249 option shares, which entitle him to receive cash in an amount equal to the difference between the fair market value of the shares underlying the stock appreciation rights exercised on the date of exercise, over the aggregate base or exercise price. Assuming Mr. Downey’s limited stock appreciation rights were exercised on December 31, 2007, he would have received $167,446, less applicable withholding taxes.

Payments under Other Compensation Arrangements

Three of our NEOS have compensation arrangements in addition to those discussed above, as follows:

Mr. Chesser. Mr. Chesser’s employment arrangement with the Company provides that if he is terminated without cause, he will receive three times annual salary and bonus (if terminated prior to age 63), or onetime salary and bonus (if terminated between age 63 and before age 65). If Mr. Chesser were terminated without cause as of December 31, 2007 (and assuming that the Change in Control Agreement was not applicable), he would have received $4,350,000 under this arrangement.

Mr. Marshall. Mr. Marshall’s employment arrangement with the Company provides that if he is terminated without cause, he will receive a severance amount equal to the target payment under the annual incentive plan plus two times his annual base salary. If Mr. Marshall were terminated without cause as of December 31, 2007 (and assuming that the Change in Control Agreement was not applicable), he would have received $837,500 under this arrangement.

Mr. Malik. Mr. Malik is the only NEO with an employment agreement. The agreement provides for additional compensation if Mr. Malik’s employment is terminated without “Cause” by the Company, or if Mr. Malik terminates his employment for “Good Reason.” This additional compensation is three times Mr. Malik’s annual base salary, the current year’s annual incentive (prorated through the termination date), and three times the average annual incentive compensation paid during the three most recent fiscal years (or such shorter period as Mr. Malik shall have been employed). Mr. Malik’s agreement also provides for additional compensation, should his employment terminate as a result of his death or disability. Please see “Narrative Analysis of Summary Compensation Table and Plan-Based Awards Table” on page 35 for additional information regarding his employment agreement.

If Mr. Malik would have been terminated without Cause, or terminated employment for Good Reason as of December 31, 2007 (and assuming that the Change in Control Agreement was not applicable), he would have received $3,061,847 under his employment agreement. If Mr. Malik’s employment terminated on December 31, 2007 due to disability that occurred on December 31, 2007, his additional compensation would have been $507,222, assuming disability payments commenced in the first three months. If his employment terminated on December 31, 2007 due to his death on the same day, his beneficiary or estate would have received $495,000.

OTHER BUSINESS

Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Barbara B. Curry
Senior Vice President-Corporate Services and Corporate
Secretary

Kansas City, Missouri
March 26, 2008

GREAT PLAINS ENERGY INCORPORATED 1201 WALNUT STREET KANSAS CITY, MO 64106
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Great Plains Energy Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GRTPL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GREAT PLAINS ENERGY INCORPORATED

The Board of Directors recommends a vote FOR Items 1 and 2.
Vote on Directors
Item 1.		Election of Directors
	Nominees:
	01)	D.L. Bodde	06)	L.A. Jimenez
	02)	M.J. Chesser	07)	J.A. Mitchell
	03)	W.H. Downey	08)	W.C. Nelson
	04)	M.A. Ernst	09)	L.H. Talbott
	05)	R.C. Ferguson, Jr.	10)	R.H. West

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain

Item 2.	Ratification of appointment of Deloitte & Touche LLP as independent auditors for 2008.	☐	☐	☐

Please be sure to sign and date this Proxy.

For comments, please check this box and write them on the back where indicated.	☐

MATERIALS ELECTION
As of July 1, 2007, Securities and Exchange Commission rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a notice. ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THANK YOU FOR VOTING!

Great Plains Energy Incorporated
Annual Meeting of Shareholders
May 6, 2008
10:00 a.m. Central Daylight Time
The Nelson-Atkins Museum of Art
4525 Oak Street
Kansas City, MO 64111

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

DETACH CARD	DETACH CARD

GREAT PLAINS ENERGY INCORPORATED
1201 Walnut Street, Kansas City, Missouri 64106

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders
to be held on Tuesday, May 6, 2008.

The Board of Directors recommends a vote FOR Items 1 and 2.

The undersigned hereby appoints M. J. Chesser and W. H. Downey, and each or either of them, proxies for the undersigned with power of substitution, to vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 6, 2008, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting.

This Proxy, if signed and returned, will be voted as directed on the reverse side. If this card is signed and returned without direction, such shares will be voted FOR the Items.

Confidential Voting Instructions to Fidelity Management Trust Company, and its successors, as Trustee under
Great Plains Energy Incorporated’s Employee Savings Plus Plan

I hereby direct that the voting right pertaining to shares of Great Plains Energy Incorporated held by the Trustee and attributable to the account in the Employee Savings Plus Plan shall be exercised at the Annual Meeting of Shareholders on May 6, 2008, or at any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side of this card, to vote upon Items 1 and 2 and on any other business that may properly come before the meeting.

Comments:

(If you noted any comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE